Exhibit 10.16

LOAN AND SECURITY AGREEMENT

THIS LOAN AND SECURITY AGREEMENT (“Agreement”) is made this 31st day of May, 2013, by and between BISON DRILLING AND FIELD SERVICES LLC, a Delaware limited liability company (“Borrower”), of 14301 Caliber Drive, Suite 300, Oklahoma City, Oklahoma 73134, and INTERNATIONAL BANK OF COMMERCE (“Lender”), 3817 N.W. Expressway, Suite 100, Oklahoma City, Oklahoma 73112.

RECITALS

WHEREAS Borrower has requested Lender to extend to Borrower a credit facility consisting of two loans, as follows: (a) a revolving credit loan in the amount of not to exceed FIVE MILLION and 00/100 DOLLARS ($5,000,000.00) (the “Revolving Loan”), and (b) a term credit loan in the amount of THIRTY MILLION and 00/100 DOLLARS ($30,000,000.00) (the “Term Loan”); and

WHEREAS Lender is willing to make the Revolving Loan and the Term Loan to Borrower upon the terms and conditions set forth in this Agreement.

NOW, THEREFORE, in consideration of the mutual covenants contained herein, Borrower and Lender do hereby agree as follows:

1.	CONSTRUCTION AND DEFINITION OF TERMS

All terms used herein without definition which are defined by the Oklahoma Uniform Commercial Code shall have the meanings assigned to them by the Oklahoma Uniform Commercial Code, as in effect on the date hereof, unless and to the extent varied by this Agreement. All accounting terms used herein without definition shall have the meanings assigned to them as determined by GAAP (as defined herein). Whenever the phrase “satisfactory to Lender” is used in this Agreement, such phrase shall mean “satisfactory to Lender in its sole discretion.” The use of any gender or the neuter herein shall also refer to the other gender or the neuter and the use of the plural shall also refer to the singular, and vice versa. In addition to the terms defined elsewhere in this Agreement, unless the context otherwise requires, when used herein, the following terms shall have the following meanings:

1.1. “Account Debtor” means an account debtor as defined in the Uniform Commercial Code, as in effect in the State of Oklahoma.

1.2. “Advance” means any advance by Lender to Borrower under either the Revolving Loan in accordance with Section 2.6 herein or the Term Loan in accordance with Section 2.7 herein.

1.3. “Affiliate” means, with respect to any Person, any other Person which, directly or indirectly, controls or is controlled by or is under common control with such Person, including, (a) any Person which beneficially owns or holds ten percent (10%) or more of any class of voting stock of such Person or ten percent (10%) or more of the Equity Interest in such Person, (b) any Person of which such Person beneficially owns or holds ten percent (10%) or more of any class of voting shares or in which such Person beneficially owns or holds ten percent (10%) or more of the Equity Interests in such Person, and (c) any officer or director of such Person.

1.4. “Agreement” means this Loan and Security Agreement and all amendments, modifications and supplements hereto.

1.5. “Bankruptcy Code” means the United States Bankruptcy Code, as amended from time to time.

1.6. “Borrowing Base” means the terms and provisions of the conditions precedent to Borrower’s right to receive Advances.

1. 7. “Borrowing Base Certificate” means the certificate in the form of Exhibit A fully completed and executed by Borrower in a manner and method satisfactory to Lender.

1.8. “Business Premises” means Borrower’s office located at of 14301 Caliber Drive, Suite 300, Oklahoma City, Oklahoma 73134.

1.9. “Capital Expenditure Budget” means an annual report required under Section 6.1(d), provided by Borrower to Lender, in form and substance acceptable to Lender in its reasonable discretion, which accurately describes the total of all Growth Capital Expenditures and Maintenance Capital Expenditures for the immediately following fiscal year. As used herein “Growth Capital Expenditures” shall mean any capital expense by Borrower for the express purpose of acquiring capital assets necessary and incident to the operation and growth of Borrower. As used herein “Maintenance Capital Expenditures” shall mean any capital expense by Borrower for the express purpose of maintenance and repair of currently existing capital assets. Any reference to capital expense shall be interpreted in accordance with GAAP.

1.10. “Capitalized Lease Obligations” means, on a combined basis, the obligations of Borrower to pay rent or other amounts under a lease of (or other agreement conveying the right to use) real and/or personal property, which obligations, in accordance with GAAP, are required to be classified and accounted for as a capital lease on a balance sheet of any such Person.

1.11. “Certified” means that the information, statement, schedule, report or other document required to be “Certified” shall contain a representation of a duly authorized officer of Borrower that such information, statement, schedule, report or other document is true and complete.

1.12. “Closing” means the date on which this Agreement is executed.

1.13. “Closing Date” means the date on which this Agreement has been executed and delivered by the parties hereto and all conditions precedent have been satisfied.

1.14. “Collateral” means Borrower’s personal property, both now owned and hereafter acquired, described as follows:

(a)	“Accounts.” All of the following, whether now or hereafter existing, which are owned by Borrower or in which Borrower otherwise has any rights: (i) all accounts of any kind, including, but not limited to, accounts receivable and contracts or leases for the use of Borrower’s equipment (including drilling and service rigs), whether now or hereafter existing, (ii) all chattel paper, documents and instruments of any kind, whether now or hereafter existing, relating to such accounts, contracts or leases, or arising out of or in connection with the sale or lease of goods or the rendering of services, and (iii) all rights now or hereafter existing in, to, or under all security agreements, leases, and other contracts securing or otherwise relating to any accounts, chattel paper, documents, or instruments (any and all such accounts, chattel paper, documents, instruments, security agreements, leases and other contracts being herein called the “Accounts”).

(b)	General Intangibles, etc. All of the following, whether now or hereafter existing, which are owned by Borrower or in which Borrower otherwise has any rights; all contract rights and general intangibles of any kind (including but not limited to choices in action, tax refunds, and insurance proceeds), all chattel paper, documents, instruments, security agreements, leases, other contracts (including, but not limited to, contracts or leases for the use of Borrower’s equipment, including drilling and service rigs) and money, and all other rights of Borrower (except those constituting Accounts) to receive payments of money or the ownership of property (any and all such contract rights, general intangibles, chattel paper, documents, instruments, security agreements, leases, other contracts and money and other rights being herein called the “General Intangibles”).

(c)	Goods, Equipment and Fixtures. All of Borrower’s goods, equipment, and fixtures now owned or hereafter acquired, including, but not limited to, the equipment identified on Schedule 1 attached hereto and incorporated herein, together with any and all equipment purchased with loan proceeds of the Loans (16 Kenworth trucks, 10 trailers and 2 cranes).

(d)	Inventory. All of Borrower’s inventory now owned or hereafter acquired.

(e)	Investment Property. All of Borrower’s investment property now owned or hereafter acquired.

(f)	Deposit Accounts. All of Borrower’s deposit accounts with Lender.

(g)	Proceeds. Proceeds and products of all of the foregoing.

1.15. “Distribution” means (a) any distribution, dividend or any other payment or distribution (in cash, property or obligations) made by Borrower on account of its membership interests, (b) any redemption, purchase, retirement or other acquisition by Borrower of any of its membership interests, or (c) the establishment of any fund for any such distribution, dividend, payment or acquisition.

1.16. “EBITDA” means for Borrower for any period, the sum of: (a) net income for such period, plus (b) without duplication and to the extent deducted in determining such net income: (i) interest expense for such period, plus (ii) income tax expense, for such period, plus (iii) depreciation and amortization for such period.

1.17. “Eligible Accounts” means, at the time of any determination thereof, each Account of Borrower as to which the following requirements have been fulfilled to the reasonable satisfaction of Lender:

(i) Borrower has lawful and absolute title to such Account;

(ii) Such Account is a valid, legally enforceable and fully earned obligation of the Person who is obligated under such Account (the “account debtor”) for goods or services previously delivered or rendered to such Person;

(iii) There has been excluded from such Account any portion that is subject to any dispute, offset, counterclaim or other claim or defense on the part of the account debtor or to any claim on the part of the account debtor denying liability under such Account;

(iv) Borrower has the full and unqualified right to assign and grant a security interest in such Account as security for the Obligations;

(v) Such Account is subject to a fully perfected first priority security interest in favor of Lender pursuant to the Loan Documents, prior to the rights of, and enforceable as such against, any other Person;

(vi) Such Account is not subject to any Lien in favor of any Person other than the Lien of Lender pursuant to the Loan Documents;

(vii) Except as set forth in sub-paragraph (xiv), such Account arose from a transaction in the ordinary course of Borrower’s business and the account debtor is not a Subsidiary or Affiliate of Borrower;

(viii) Such Account is not more than 90 days past the due date of the applicable invoice;

(ix) Such Account does not constitute a pre-billing or other unearned income;

(x) Such Account is not evidenced by chattel paper or any instrument of any kind;

(xi) Such Account is owed by a Person or Persons that are citizens of or organized under the laws of the United States or any State and are not owed by a Person organized under the laws of a jurisdiction located outside of the United States of America;

(xii) No Account owed by an account debtor shall be included as an Eligible Account if more than twenty percent (20%) of the balance outstanding on all Accounts owed by such account debtor have remained unpaid for more than ninety (90) days from the dates of their original invoices;

(xiii) Eligible Accounts owed by an account debtor shall be reduced by the amount of all “contra accounts” and other obligations owed by any Borrower to such account debtor;

(xiv) In the event that at any time the Accounts owed by a single account debtor to Borrower exceeds twenty percent (20%) of the total Accounts owed to Borrower, the Accounts owed by such account debtor shall not constitute an Eligible Account to the extent which such Accounts exceed twenty percent (20% ); provided, however, that with respect to Accounts from Diamondback E&P, LLC, a Delaware limited liability company, an Affiliate of Borrower, the twenty percent (20%) limitation contained in this section shall be increased to forty percent (40%).

1.18. “Equity Interest” means, with respect to any Person, any shares, interests, participations, or other equivalents (however designated) of corporate stock, membership interests, or partnership interests (or any other ownership interests) of such Person.

1.19. “Event of Default” means any of the events described in Section 8 hereof.

1.20. “Fixed Charge Coverage Ratio” means for Borrower as of any date (a) (i) EBITDA for the period ended as of such date, minus (ii) Distributions for the period ended as of such date, minus (iii) Non-Financed Capital Expenditures for the period ended as of such date, divided by (b) the sum of (i) current maturities of long term debt as of such date, plus (ii) interest expense for the period ended as of such date.

1.21. “GAAP” means generally accepted accounting principles in the United States of America in effect from time to time.

1.22. “Governmental Authority” means any nation or government, any state or other political subdivision thereof and any entity exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government.

1.23. “Hazardous Materials” means any solid, liquid, gaseous or thermal irritant or contaminant, such as smoke, vapor, soot, fumes, acids, alkalis, chemicals, waste, or petroleum products (including materials to be recycled, reconditioned or reclaimed) and any pollution or other toxic or hazardous substances as defined or listed under any of the following Laws: any federal, state, or local statutes, Laws, ordinances, codes, rules, regulations, orders, or decrees including, without limitation, the Federal Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended, 42 U.S.C. § 9601, et seq., the Federal Hazardous Materials Transportation Act, the Federal Resource Conservation and Recovery Act, as amended, 42 U.S.C. § 6901, et seq., the Federal Toxic Substances Control Act, as amended, 15 U.S.C. § 2601, et seq., the Federal Clean Air Act, as amended, 42 U.S.C. § 7401, et seq., the Federal Water Pollution Control Act, as amended, 33 U.S.C. § 1251, et seq., the National Environmental Policy Act, as amended, 42 U.S.C. § 4321, et seq., the Rivers and Harbors Act of 1899, as amended, 33 U.S.C. § 401, et seq., the Pollution Control Coordinating Act, 82 O.S. § 931, et seq., the Oklahoma Controlled Industrial Waste Disposal Act, 63 Okla. Stat. § 1 2001.1, et seq., the Oklahoma Solid Waste Management Act, 63 Okla. Stat. § 1 2300, et seq., the Controlled Industrial Waste Fund Act, 63 Okla. Stat. § 1 2015, et seq., the Oklahoma Clean Air Act, 63 Okla. Stat. § 1 1801, et seq., the Oklahoma Underground Storage Tank Regulation Act 17 Okla. Stat.§ 301, et seq., or any rules and regulations of the EPA, any, other state statutes or regulations, any municipal ordinances, rules or regulations or any statutes or regulations of any other agency or governmental authority or entity having jurisdiction over the Borrower (collectively the “Environmental Laws”).

1.24. “Indebtedness” means all items that would properly be included in the liability section of a balance sheet or in a footnote to a financial statement in accordance with GAAP or income tax basis accounting principles, and shall also include all contingent liabilities.

1.25. “Laws” means all ordinances, statutes, rules, regulations, orders, injunctions, writs or decrees of any Governmental Authority or political subdivision or agency thereof, or any court or similar entity established by any thereof.

1.26. “Leverage Ratio” means Borrower’s Funded Debt divided by EBITDA as more particularly stated in Section 6.21.

1.27. “Lien” means any statutory or common law consensual or non-consensual mortgage, pledge, security interest, encumbrance, lien, right of setoff, claim or charge of any kind, including, without limitation, any conditional sale or other title retention transaction, any lease transaction in the nature thereof and any secured transaction under the Uniform Commercial Code of any jurisdiction.

1.28. “Loan Amount” for each of the Notes means the total amount of funds available to Borrower under the Revolving Note ($5,000,000.00) and the Term Note ($30,000,000.00).

1.29. “Loan Documents” means any and all agreements, contracts, promissory notes, security agreements, assignments, subordination agreements, pledge or hypothecation agreements, mortgages, deeds of trust, leases, guaranties, instruments, letters of credit, letter of credit agreements and documents now and hereafter existing between Lender and Borrower, executed and/or delivered pursuant to this Agreement or otherwise or guaranteeing, securing or in any other manner relating to any of the Obligations, including, without limitation, the instruments and documents referred to in Section 5.1 hereof together with any other instrument or document executed by Borrower, Lender or any other Person in connection with the Revolving Loan or the Term Loan.

1.30. “Material Adverse Effect” means a material adverse effect on: (a) the business, operations, property or condition (financial or otherwise) of Borrower; (b) the ability of Borrower to pay the Obligations or the ability of Borrower to perform its Obligations under this Agreement or any of the other Loan Documents; or (c) the validity or enforceability of this Agreement or any of the Loan Documents, or the rights or remedies of Lender hereunder or thereunder.

1.31. “Maturity Date” means the respective date identified in each of the Revolving Note and the Term Note as the context may require in this Agreement.

1.32. “Non-Financed Capital Expenditures” means any and all capital expenditures of Borrower not funded by Lender.

1.33. “Notes” means each of the Borrower’s Promissory Notes evidencing the Loans provided for herein and all renewals, replacements and extensions thereof; including, (a) Borrower’s Revolving Line of Credit Promissory Note of even date evidencing the Revolving Loan in an amount not to exceed FIVE MILLION and 00/100 DOLLARS ($5,000,000.00) (the “Revolving Note”) and (b) Borrower’s Promissory Note of even date evidencing the Term Loan in an amount of THIRTY MILLION and 00/100 DOLLARS ($30,000,000.00) (the “Term Note”).

1.34. “Obligations” means the full and punctual observance and performance of all present and future duties, covenants and responsibilities due to Lender by Borrower under this Agreement, the Notes, the Loan Documents and otherwise, all present and future obligations and liabilities of Borrower to Lender for the payment of money under this Agreement, the Notes, the Loan Documents and otherwise (extending to all principal amounts, interest, late charges, fees and all other charges and sums, as well as all costs and expenses payable by Borrower under this Agreement, the Notes, the Loan Documents and otherwise), whether direct or indirect, contingent or noncontingent, matured or unmatured, accrued or not accrued, related or unrelated to this Agreement, whether or not now contemplated, whether or not any instrument or agreement relating thereto specifically refers to this Agreement and whether or not of the same character or class as Borrower’s obligations under this Agreement or the Notes, including, without limitation, overdrafts in any checking or other accounts of Borrower at Lender and claims against Borrower acquired by assignment to Lender, whether or not secured under any other document, or agreement or statutory or common law provision, as well as all renewals, refinancings, consolidations, re-castings and extensions of any of the foregoing, the parties acknowledging that the nature of the relationship created hereby contemplates the making of future Advances by Lender to Borrower.

1.35. “Obligor” means individually and collectively, Borrower and any Person who is primarily or secondarily liable for the repayment of the Obligations, if any, or any portion thereof; and any Person who has granted security for the repayment of any of the Obligations, if any.

1.36. “Organizational Documents” means, for any Person, (a) the articles of incorporation or certificate of formation and bylaws of such Person if such Person is a corporation, (b) the articles of organization or certificate of formation and operating agreement or regulations of such Person if such Person is a limited liability company, (c) the certificate of limited partnership or certificate of formation and the limited partnership agreement of such Person if such Person is a limited partnership, or (d) the documents under which such Person was created and is governed if such person is not a corporation, limited liability company or limited partnership.

1.37. “Permitted Liens” means Liens of Lender, or Liens specifically consented to by Lender in writing.

1.38. “Person” means a natural person, corporation, association, limited liability company, partnership, joint venture, trust, government and agencies and departments thereof and every other entity of every kind.

1.39. “Rate Management Transaction” means any transaction (including an agreement with respect thereto) now existing or hereafter entered into by a Borrower which is a rate swap, basis swap, forward rate transaction, commodity swap, commodity option, equity or equity index swap, equity or equity index option, bond option, interest rate option, foreign exchange transaction, cap transaction, floor transaction, collar transaction, forward transaction, currency swap transaction, crosscurrency rate swap transaction, currency option or any other similar transaction (including any option with respect to any of these transactions) or any combination thereof, whether linked to one or more interest rates, foreign currencies, commodity prices, equity prices or other financial measures.

1.40. “Subsidiary” means for any other Person, a Person of which or in which such Person or other Subsidiaries own or control, directly or indirectly, fifty percent (50%) or more of (a) the combined voting power of all classes having general voting power under ordinary circumstances to elect a majority of the directors (if it is a corporation), managers or equivalent body of such Person, (b) the capital interest or profits interest of such Person, if it is a partnership, limited liability company, joint venture or similar entity, or (c) the beneficial interest of such Person, if it is a trust, association or other unincorporated association or organization.

1.41. “Tangible Net Worth” means the Total Assets less the Total Liabilities. As used herein Total Assets means: the sum of current assets, property and equipment and other assets, as listed on Borrower’s balance sheet, less Intangible Assets. As used herein Intangible Assets means: goodwill, intellectual property, patents, copyrights, and trademarks. As used herein Total Liabilities means the sum of current liabilities, long term debt, and other miscellaneous liabilities.

2.	THE LOANS

2.1. Loan Amounts and Use of Proceeds. Subject to the terms and conditions hereinafter set forth, Lender agrees to lend to Borrower and Borrower agrees to borrow from Lender the total sum of not to exceed THIRTY FIVE MILLION and 00/100 DOLLARS ($35,000,000.00) to be comprised of the following two loans: (a) a Revolving Loan not to exceed

FIVE MILLION and 00/100 DOLLARS ($5,000,000.00) evidenced by the Revolving Note; and (b) a Term Loan in an amount of THIRTY MILLION and 00/100 DOLLARS ($30,000,000.00) evidenced by the Term Note (the Revolving Loan and Term Loan shall collectively be referred to as the “Loans”).

(a) Revolving Loan Use of Proceeds. Lender agrees to lend to Borrower the Revolving Loan for the specific purpose of providing Borrower with short-term working capital requirements and refinancing Borrower’s current revolving credit loan with Amegy Bank with a principal balance of approximately $3,840,000.

(b) Term Note Use of Proceeds. Lender agrees to lend to Borrower the Term Loan for the specific purpose of: (i) refinancing Borrower’s current term loan with Amegy Bank with a principal balance of approximately $8,750,000; (ii) providing Borrower funds in the amount of approximately $7,500,000 to upgrade and improve a certain drilling rig known as Rig #80; (iii) providing Borrower funds in the amount of approximately $6,250,000 to upgrade and improve Borrower’s ancillary business activities, including running casing, rathole and mousehole drilling, rental items, hot oil (well service) and vacuum trucks (well service); (iv) provide Borrower funds in the amount of approximately $7,500,000 for purchase of certain equipment, including sixteen (16) new Kenworth trucks, ten (10) trailers, two (2) cranes and providing initial working capital for Borrower’s Heavy Hauling Group; and (v) to pay Lender the Loan Fee described in Section 2.3 herein and Lender’s other costs of Closing, including but not limited to Lender’s attorney’s fees, filing fees and appraisal costs.

2.2. Notes. Borrower’s obligation to repay the Loans with interest shall be evidenced by, and the Loans shall be repaid with interest in accordance with, the respective Notes.

2.3. Term Loan; Loan Fee. For the Term Loan, Borrower shall pay to Lender at Closing a fee equal to three-quarters of one percent (.75%) of the total Term Loan amount, which is a fee of $225,000.00.

2.4. Revolving Loan; Unused Loan Fee. Quarterly, on the last day of each calendar quarter, Borrower shall pay to Lender a fee equal to 1/4th of one percent (0.25%) per annum of the unused portion of the Revolving Loan, calculated on a daily basis.

2.5. Default Rate. Upon the occurrence of an Event of Default hereunder, sums outstanding under each Loan shall bear interest at the default rate of interest as set forth in each Note (the “Default Rate”) until the default is cured. The default shall be cured on the demand of Lender.

2.6. Revolving Loan Advances. Subject to the terms and conditions hereof, Lender agrees to make Advances to Borrower upon the Revolving Note from time to time so long as the aggregate amount of Advances outstanding at any time does not exceed the greater of the Borrowing Base as of the date on which the requested Advance is to be made or the Loan Amount of the Revolving Note. Each Advance must be greater than or equal to $50,000.00. The amount of principal owing on the Revolving Note at any given time shall be the aggregate amount of all Advances heretofore made minus all payments of principal theretofore received by Lender on the Revolving Note. Interest on the Revolving Note shall accrue and be due and payable as provided therein. Borrower may borrow funds under the Revolving Note, repay such funds and re-borrow under the Revolving Note, all in accordance with the terms and conditions of the Revolving Note and this Agreement. The Advances shall not exceed eighty percent (80%) of Borrower’s Eligible Accounts. The Eligible Accounts shall be further limited so that they do not exceed a concentration of forty percent (40%) of accounts receivable Accounts directly with Diamondback E&P, LLC, a Delaware limited liability company, an affiliate of Borrower, and a concentration of 20% of accounts receivable Accounts directly with any other single customer of Borrower. It is agreed that the aggregate amount advanced under the Revolving Note will not at any time exceed $5,000,000.00.

2.7 Term Loan Advances & Requests. Subject to the terms and conditions hereof, Lender agrees to make up to two (2) Advances to Borrower upon the Term Note from time to time so long as the aggregate amount of Advances under this Section 2.7 does not exceed the Loan Amount of the Term Note. The initial Advance under the Term Loan shall be made at Closing and shall be in the amount of $20,000,000. The second Advance under the Term Loan shall be made at a date mutually agreeable to Borrower and Lender.

2.8. Requests for Revolving Loan Advances. Borrower must give prior notice to Lender of any requested Advance by delivering a Request for Advance to Lender before 11:00 a.m. CST on the day of any requested Advance. Each request for an Advance shall be in the form of a Request for Advance acceptable to Lender, duly completed and signed by an authorized officer of Borrower. If all conditions precedent to such Advance have been met, Lender will on the date requested make such Advance available to Borrower in immediately available funds in Borrower’s account with Lender. No Requests for Advances shall be made within the last 30 days preceding the Maturity Date of the Revolving Note.

3.	SECURITY

3.1. Security Interest. As security for the payment and performance of all of the Obligations, whether or not any instrument or agreement relating to any Obligation specifically refers to this Agreement or the security interest created hereunder, Borrower hereby assigns, pledges and grants to Lender a continuing security interest in the Collateral. Lender’s security interest shall continually exist until (a) all Obligations have been paid in full and (b) there exists no commitment by Lender that could give rise to any of the Obligations.

3.2. Covenants and Representations Concerning Collateral. With respect to all of the Collateral, Borrower covenants, warrants, and represents that:

(a) No financing statement or lien entry covering any of the Collateral is on file in any public office or land or financing records except for financing statements or lien entries in favor of Lender and Borrower is the legal and beneficial owner of its respective Collateral, free and clear of all Liens, except for Permitted Liens.

(b) The security interest granted Lender hereunder shall constitute a first priority Lien upon the Collateral. Borrower will not, and Lender does not authorize

Borrower to, except in the ordinary course of business, transfer, discount, sell, grant or assign any interest in the Collateral nor, without Lender’s prior written consent, permit any other Lien to be created or remain thereon except for Permitted Liens.

(c) Borrower will maintain the Collateral in good order and condition; ordinary wear and tear excepted, and will use, operate and maintain the Collateral in compliance with all Laws, regulations and ordinances and in compliance with all applicable insurance requirements and regulations. Borrower will promptly notify Lender in writing of any litigation involving or affecting the Collateral which Borrower knows or has reason to believe is pending or threatened. Borrower will promptly pay when due all taxes and all transportation, storage, warehousing and other such charges and fees affecting or arising out of or relating to the Collateral and shall defend the Collateral, at Borrower’s expense, against all claims and demands of any Persons claiming any interest in the Collateral adverse to Borrower or Lender.

(d) At all reasonable times Lender and its agents and designees may enter the Business Premises and any other premises of Borrower where books and records or Collateral may be located and inspect the Collateral and all books and records of Borrower (in whatever form). Borrower shall pay the costs of such inspections, as more particularly set forth in Section 6.16.

(e) Borrower will maintain comprehensive casualty insurance on the Collateral against such risks, in such amounts, with such loss deductible amounts and with such companies as may be satisfactory to Lender, and each such policy shall contain a clause or endorsement satisfactory to Lender naming Lender as loss payee and a clause or endorsement satisfactory to Lender that such policy may not be cancelled or altered and Lender may not be removed as loss payee without at least 30 days prior written notice to Lender. In all events, the amounts of such insurance coverages shall conform to prudent business practices and shall be in such minimum amounts that Borrower will not be deemed a co-insurer under applicable insurance Laws, regulations, policies or practices. Borrower hereby assigns to Lender and grants to Lender a security interest in any and all proceeds of such policies and authorizes and empowers Lender to adjust or compromise any loss under such policies and to collect and receive all such proceeds up to the amount of the outstanding Advances as of the date of such loss. Borrower authorizes and empowers Lender to execute and endorse in Borrower’s name all proofs of loss, drafts, checks and any other documents or instruments necessary to accomplish such collection, and any Persons making payments to Lender under the terms of this paragraph are hereby relieved absolutely from any obligation or responsibility to see to the application of any sums so paid. After deduction from any such proceeds of all costs and expenses (including reasonable attorneys’ fees) incurred by Lender in the collection and handling of such proceeds, the net proceeds shall be applied as follows. If no Event of Default shall have occurred and be continuing, such net proceeds may be applied, at Borrower’s option, either toward replacing or restoring the Collateral, in a manner and on terms satisfactory to Lender, or as a credit against such of the Obligations, whether matured or unmatured, as Lender shall determine in Lender’s sole discretion. In the event that Borrower may and does elect to replace or restore as aforesaid, then such net proceeds shall be deposited in a segregated account of Borrower at Lender and subject to the sole order of Lender and shall be disbursed therefrom by Lender in such manner and at such times as Lender deems appropriate to complete such replacement or restoration; provided, however, that if an Event of Default shall occur at any time before or after replacement or restoration has commenced, then thereupon Lender shall have the option to apply all remaining net proceeds either toward replacing or restoring the Collateral, in a manner and on terms satisfactory to Lender, or as a credit against such of the Obligations, whether matured or unmatured, as Lender shall determine in Lender’s sole discretion. If an Event of Default shall occur prior to such deposit of the net proceeds, then Lender may, in its sole discretion, apply such net proceeds either toward replacing or restoring the Collateral, in a manner and on terms satisfactory to Lender, or as a credit against such of the Obligations, whether matured or unmatured, as Lender shall determine in Lender’s sole discretion.

(f) All books and records pertaining to the Collateral are located at the Business Premises and Borrower will not change the location of such books and records without the prior written consent of Lender, which consent shall not be unreasonably withheld, conditioned or delayed.

(g) Borrower shall do, make, execute and deliver all such additional and further acts, things, deeds, assurances, instruments and documents as Lender may reasonably request to vest in and assure to Lender its rights hereunder or in any of the Collateral.

(h) Borrower shall cooperate with Lender to obtain and keep in effect one or more control agreements in deposit accounts or investment property Collateral.

(i) Borrower authorizes Lender to file lien entry forms and financing statements covering the Collateral containing such legends as Lender shall deem necessary or desirable to protect Lender’s interest in the Collateral. Borrower agrees to pay all taxes, fees and costs (including reasonable attorneys’ fees) paid or incurred by Lender in connection with the preparation, filing or recordation thereof.

(j) Whenever required by Lender, Borrower shall promptly deliver to Lender, with all endorsements and/or assignments required by Lender, all instruments, writings, records, and the like received by Borrower constituting, evidencing or relating to any of the Collateral or proceeds of any of the Collateral.

(k) Borrower shall not file any amendments, correction statements or termination statements concerning the Collateral without the prior written consent of Lender.

(l) Borrower will execute lien entry forms covering motor vehicle Collateral as and when requested by Lender.

3.3. Collateral Collections. After an Event of Default shall have occurred, Lender shall have the right at any and all times to enforce Borrower’s rights against account debtors and other parties obligated on Collateral, including, but not limited to, the right to: (a) notify and/or require Borrower to notify any or all account debtors and other parties obligated on

Collateral to make payments directly to Lender or in care of a post office lock box under the sole control of Lender established at Borrower’s expense subject to Lender’s customary arrangements and charges therefore, and to take any or all action with respect to Collateral as Lender shall determine in its sole discretion, including, without limitation, the right to demand, collect, sue for and receive any money or property at any time due, payable or receivable on account thereof, compromise and settle with any Person liable thereon, and extend the time of payment or otherwise change the terms thereof, without incurring liability or responsibility to Borrower; (b) require Borrower to segregate and hold in trust for Lender and, on the day of Borrower’s receipt thereof, transmit to Lender in the exact form received by Borrower (except for such assignments and endorsements as may be required by Lender), all cash, checks, drafts, money orders and other items of payment constituting Collateral or proceeds of Collateral; and/or (c) establish and maintain at Lender a “Repayment Account,” which shall be under the exclusive control of and subject to the sole order of Lender and which shall be subject to the imposition of such customary charges as are imposed by Lender from time to time upon such accounts, for the deposit of cash, checks, drafts, money orders and other items of payments constituting Collateral or proceeds of Collateral from which Lender may, in its sole discretion, at any time and from time to time, withdraw all or any part. Lender’s collection and enforcement of Collateral against account debtors and other Persons obligated thereon shall be deemed to be commercially reasonable if Lender exercises the care and follows the procedures that Lender generally applies to the collection of Obligations owed to Lender. All cash and non-cash proceeds of the Collateral may be applied by Lender upon Lender’s actual receipt of cash proceeds against such of the Obligations, matured or unmatured, as Lender shall determine in Lender’s sole discretion.

3.4. Care of Collateral. Borrower shall have all risk of loss of the Collateral. Lender shall have no liability or duty, either before or after the occurrence of an Event of Default, on account of loss of or damage to, to collect or enforce any of its rights against, the Collateral, to collect any income accruing on the Collateral, or to preserve rights against account debtors or other parties with prior interests in the Collateral. If Lender actually receives any notices requiring action with respect to Collateral in Lender’s possession, Lender shall take reasonable steps to forward such notices to Borrower. Borrower is responsible for responding to notices concerning the Collateral. Lender’s sole responsibility is to take such action as is reasonably requested by Borrower in writing, however, Lender is not responsible to take any action that, in Lender’s sole judgment, would affect the value of the Collateral as security for the Obligations adversely. While Lender is not required to take certain actions, if action is needed, in Lender’s sole discretion, to preserve and maintain the Collateral, Borrower authorizes Lender to take such actions, but Lender is not obligated to do so.

3.5. Authorization and Power-of-Attorney. Borrower authorizes Lender to request other secured parties of Borrower, if any, to provide accountings, confirmations of Collateral and confirmations of statements of account concerning Borrower. Borrower hereby designates and appoints Lender and its designees as attorney-in-fact of Borrower, irrevocably and with power of substitution, with authority to endorse Borrower’s names on requests to other secured parties of Borrower for accountings, confirmations of Collateral and confirmations of statements of account. The foregoing authorizations and appointments are conditioned upon the occurrence of an uncured Event of Default.

4.	REPRESENTATIONS AND WARRANTIES

To induce Lender to enter into this Agreement, Borrower represents and warrants to Lender that:

4.1. State of Incorporation and Legal Name. The Borrower’s state of incorporation or formation and exact legal name are set forth in the first paragraph of this Agreement.

4.2. Good Standing. Borrower is a limited liability company duly organized, legally existing, and in good standing under the laws of the State of Delaware, has the power to own its property and to carry on its business and is duly qualified to do business and is in good standing in each jurisdiction in which the character of the properties owned therein or in which the transaction of business makes such qualification necessary.

4.3. Authority. Borrower has full power and authority to enter into this Agreement, to make the borrowings hereunder, to execute and deliver all documents and instruments required hereunder and to incur and perform the Obligations provided for herein, all of which have been duly authorized by all necessary and proper corporate and other action, and no consent or approval of any Person, including, without limitation, members of Borrower and any public authority or regulatory body, which has not been obtained is required as a condition to the validity or enforceability hereof or thereof.

4.4. Binding Agreements. This Agreement has been duly and properly executed by Borrower, constitutes the valid and legally binding obligation of Borrower and is fully enforceable against Borrower in accordance with its terms, subject only to Laws affecting the rights of lenders generally and application of general principles of equity.

4.5. No Conflicting Agreements. The execution, delivery and performance by Borrower of this Agreement and the borrowings hereunder will not (a) violate (i) any provision of Law or any order, rule or regulation of any court or agency of government, (ii) any award of any arbitrator, (iii) the Organizational Documents of Borrower or (iv) any indenture, contract, agreement, mortgage, deed of trust or other instrument to which Borrower is a party or by which Borrower or any of its property are bound, or (b) be in conflict with, result in a breach of or constitute (with due notice and/or lapse of time) a material default under, any such award, indenture, contract, agreement, mortgage, deed of trust or other instrument, or result in the creation or imposition of any Lien upon any of the property or assets of Borrower except for Liens created in favor of Lender under or pursuant to this Agreement.

4.6. Litigation. Except as disclosed to Lender in writing, there are no judgments, injunctions or similar orders or decrees, claims, actions, suits or proceedings pending or, to the knowledge of Borrower, threatened against or affecting Borrower or any property of Borrower, at law or in equity, by or before any court or any federal, State, county, municipal or other governmental department, commission, board, bureau, agency or instrumentality, domestic or foreign, which could result in Material Adverse Effect to the business, operations, prospects, properties or in the condition, financial or otherwise, of Borrower, and Borrower is not, to Borrower’s knowledge, in default with respect to any judgment, order, writ, injunction, decree, rule or regulation of any court or any federal, State, county, municipal or other governmental department, commission, board, bureau, agency or instrumentality, domestic or foreign, which could have a Material Adverse Effect on Borrower.

4.7. Financial Condition. The financial statements of Borrower heretofore delivered to Lender are true and complete, fairly present in all material respects the financial condition of Borrower as of such dates and the results of its operations for the period then ended and were prepared in accordance with GAAP or income tax basis accounting principles applied on a consistent basis for prior periods. Except for that certain Amegy Bank unfunded construction loan dated April 4, 2013 in the principal amount not to exceed $1,750,000 and other Amegy Bank loans described in Section 2.1(b) herein which will be closed with Amegy Bank concurrently with Closing, as previously disclosed to Lender, there is no Indebtedness of Borrower as of the date of such statements which is not reflected therein and no material adverse change in Borrower’s financial condition has occurred since the date of such statements.

4.8. Taxes. Borrower has paid or caused to be paid all federal, State and local taxes to the extent that such taxes have become due and has filed or caused to be filed all federal, State and local tax returns which are required to be filed by Borrower.

4.9. Title to Properties. Borrower has good and marketable title to all of its properties and assets (including the Collateral).

4.10. Place of Business. Borrower has only such other business locations as disclosed to Lender prior to the date hereof. Borrower will not change the location of the Business Premises or open additional business locations (other than those locations heretofore disclosed to Lender) without Lender’s prior written consent, which shall not be unreasonably withheld, conditioned or delayed.

4.11. Financial Information. All financial statements, schedules, reports and other information supplied to Lender by or on behalf of Borrower heretofore and hereafter are and will be free of material misstatements or irregularities.

4.12. Licenses and Permits. Borrower has duly obtained and now hold all licenses, permits, certifications, approvals and the like required by federal, State and local Laws of the jurisdictions in which Borrower conduct its business, and each remains valid and in full force and effect.

4.13. Outstanding Indebtedness. Except as set forth in Schedule 4.13, Borrower has no outstanding loans or leases except as disclosed to Lender in writing prior to the date hereof and there exists no default under the provisions of any instrument evidencing such loans or leases or under the provisions of any agreement relating thereto.

4.14. Patents, Trademarks, etc. Borrower owns, possesses or has the right to use all necessary patents, patent rights, licenses, trademarks, trade names, trade name rights, copyrights and franchises to conduct its business as now conducted, without any known conflict with any patent, patent right, license, trademark, trademark rights, trade name right, trade name, copyright or franchise right of any other Person.

4.15. Perfection and Priority of Collateral. Lender has, or upon proper recording of any financing statement, execution of any control agreement or delivery of Collateral to Lender’s possession, will have and will continue to have as security for the Obligations, a valid and perfected Lien on and security interest in all Collateral free of all other Liens, claims and rights of third parties whatsoever, except Permitted Liens.

4.16. Commercial Purpose. The Loan is not a “consumer transaction” as defined in the Uniform Commercial Code and none of the Collateral was or will be purchased or held primarily for personal, family or household purposes.

4.17. Survival; Updates of Representations and Warranties. All representations and warranties contained in or made in connection with this Agreement and the other Loan Documents shall survive the Closing and any Advance made hereunder. Lender acknowledges and agrees that any and all representations and warranties contained in or made under or in connection with this Agreement may be amended, changed or otherwise modified by Borrower, with the consent of Lender, at any time and from time to time after the Closing so as to accurately reflect the matters represented and warranted therein; provided, that such amendments, changes and/or modifications are disclosed in writing to and approved by Lender. Lender shall have no obligation to waive any Event of Default due to any present or future inaccuracy of such representation or warranty or to agree to any amendment, change or modification of such representation or warranty.

5.	CONDITIONS OF LENDING

Unless Lender shall otherwise agree, Lender shall have no obligation to advance any funds to Borrower hereunder unless each of the following conditions precedent shall be satisfied as provided below:

5.1. Documents. There shall have been delivered to Lender, appropriately completed and duly executed (when applicable), the following, each in form and substance satisfactory to Lender:

(a) The Revolving Note;

(b) The Term Note;

(c) This Agreement;

(d) Resolutions authorizing Borrower to enter into the Loans;

(e) Evidence satisfactory to Lender that all insurance coverages and all insurance clauses or endorsements required pursuant to this Agreement and the Loan Documents are in effect, together with copies of all insurance policies and endorsements;

(f) Such financing statements and control agreements as may be required by Lender;

(g) A current Borrowing Base Certificate;

(h) At Closing, certificates of title for all motor vehicles constituting Collateral; provided, however that for motor vehicles securing any Amegy Bank loan described in Section 2.1(b) herein, Borrower shall have sixty (60) days after Closing to deliver titles to motor vehicles constituting Collateral showing such vehicles to be free and clear of any security interest or encumbrance; and

(i) An opinion of counsel from Borrower’s attorneys.

5.2. No Default. At Closing and at the time of every subsequent Advance under this Agreement, Lender shall be fully satisfied that (a) all of the covenants, conditions, warranties and representations set forth herein and in the Loan Documents have been complied with and are true and complete on and as of such time with the same effect as though such covenants, conditions, warranties and representations had been made on and as of such time, (b) no Event of Default nor any event which, upon the giving of notice and/or the lapse of time, could constitute an Event of Default shall have occurred.

5.3. Legal Matters. At Closing, all legal matters in connection therewith or incidental thereto shall be fully satisfactory to Lender’s counsel.

5.4. Financial Statements. The Lender shall have received and approved the Borrower’s financial statements which financial statements shall be Certified as being free of material misstatements and irregularities and shall fairly present their financial condition as of the respective dates thereof.

5.5. Existence and Authority. The Lender shall have received borrowing resolutions in form and substance acceptable to the Lender, together with any other documentation of which the Lender may reasonably request.

5.6. Continuation of Representations and Warranties. That the representations and warranties made by the Borrower in Section 4 hereof shall be true and correct on and as of the date of the first Advance with the same effect as if made on such date.

5.7. Non-Default. That there has occurred no Event of Default under this Agreement, which has not been cured within the applicable cure period.

5.8. Prior Indebtedness. The Lender shall have received a payoff letter from Amegy Bank, in form and substance satisfactory to Lender, that at Closing: (i) Amegy Bank will accept payment in full of Borrower’s revolving credit loan Indebtedness to Amegy Bank with a principal balance of approximately $3,840,000 as described in Section 2.1(a) herein, (i) Amegy Bank will accept payment in full of Borrower’s term loan Indebtedness to Amegy Bank with a principal balance of approximately $8,750,000 as described in Section 2.1(b) herein, (ii) Amegy Bank will fully release its security interest in the Collateral related to the Amegy Bank loans referenced in Sections 2.1(a) and 2.1(b) herein and Amegy Bank will fully release its security interest in any Collateral securing any other loan Amegy Bank may have with Borrower, whether funded or unfunded as of Closing, (iii) Amegy Bank will terminate its financing statements encumbering any of the Collateral related to the Amegy Bank loans referenced in Sections 2.1(a) and 2.1(b) herein and will release any security interest in any Collateral securing any other loan Amegy Bank may have with Borrower, whether funded or unfunded as of Closing, by allowing

Lender to file appropriate termination statements or amendments to existing financing statements on Amegy Bank’s behalf reflecting the release of any Collateral, and (iv) Amegy Bank will immediately close all of its credit facilities with Borrower, including those referenced in Sections 2.1(a) and 2.1(b) and other unfunded credit facilities, upon receipt of the funds from Lender. Notwithstanding the foregoing, Borrower shall cause Amegy Bank to file an appropriate termination statement, within thirty (30) days after Closing, of its existing fixture filing financing statement filed in Midland County, State of Texas, related to Amegy Bank’s unfunded construction loan described in Section 4.7 herein.

6.	AFFIRMATIVE COVENANTS

Borrower covenants and agrees with Lender that, until (a) all Obligations have been paid in full, (b) there exists no commitment by Lender which could give rise to any Obligations, and (c) all appropriate termination statements have been filed terminating the security interest granted Lender hereunder, Borrower will:

6.1. Financial Statements:

(a) Annual Audited Financial Statements. As soon as available, and in any event within one hundred twenty (120) days after Borrower fiscal year ending in year 2012 and within one hundred twenty (120) days after the end of each of Borrower’s fiscal years thereafter, a copy of the annual audited financial statements of Borrower for such fiscal year containing, on a combined basis, balance sheets, statements of income, statements of members’ capital and statements of cash flows as at the end of such fiscal year and for the 12 month period then ended, in each case setting forth in comparative form the figures for the preceding fiscal year, all in reasonable detail, prepared in accordance with GAAP, and audited and Certified without qualification by independent certified public accountants of recognized standing acceptable to Lender. Should Borrower’s audit not be completed in time to comply with the deadlines set forth herein, as long as Borrower is diligently pursuing a final audit there shall be no violation of this Section and the audited financial statements shall be delivered within three (3) business days of completion.

(b) Quarterly Statements. As soon as available, and in any event within forty-five (45) days after the end of each fiscal quarter provide a complete financial statement (consisting of a balance sheet and statements of earnings) of Borrower, all in form and scope acceptable to Lender. These financial statements shall include: (i) Accounts wherever maintained as of the end of such quarter; (ii) provide a calculation of EBITDA for Borrower; and (iii) provide a certificate of no default.

(c) Monthly Borrowing Base Certificate. As soon as available, and in any event within fifteen (15) days after the end of each month, Borrower shall provide an updated Borrowing Base Certificate on the form attached hereto as Exhibit A.

(d) Annual Projection Reports. As soon as available and in any event, within 60 days after the end of each fiscal year, a copy of the annual business plan(s) for the ensuing year, including financial projections and a Capital Expenditure Budget.

6.2. Taxes. Pay and discharge all taxes, assessments and governmental charges upon Borrower, their income and properties, prior to the date on which penalties attach thereto unless and to the extent only that the same are being diligently contested in good faith in the normal course of business by appropriate proceedings, provided, however, that: (a) Lender shall have been given reasonable prior written notice of intention to contest; (b) nonpayment of the same will not, in Lender’s sole discretion, materially impair any of the Collateral or Lender’s rights or remedies with respect thereto or the prospect for full and punctual payment of all of the Obligations; (c) Borrower at all times effectively stays or prevents any official or judicial sale of or action or filing against any of the Collateral by reason of nonpayment of the same; and (d) Borrower shall establish reasonable reserves for any liabilities being contested and for expenses arising out of such contest.

6.3. Corporate Existence, Continuation of Business and Compliance with Laws. Maintain its corporate existence in good standing; continue its business operations as now being conducted; and comply with all applicable federal, State and local Laws, rules, ordinances, regulations and orders unless and to the extent only that the validity or applicability thereof is being diligently contested by Borrower in good faith by appropriate proceedings, provided, however, that: (a) Lender shall have been given reasonable prior written notice of intention to contest; (b) such noncompliance will not, in Lender’s sole discretion, materially impair any of the Collateral or Lender’s rights or remedies with respect thereto or the prospect for full and punctual payment of all of the Obligations; (c) Borrower at all times effectively stays or prevents any official or judicial sale of or action or filing against any of the Collateral by reason of such noncompliance; and (d) Borrower shall establish reasonable reserves for any liabilities or expenses which may arise out of such noncompliance and contest.

6.4. Litigation. Promptly, but in any event within 15 days of Borrower’s notice, notify Lender in writing of (a) threatened or actual commencement of a criminal proceeding or investigation, or (b) any action, suit or proceeding at law or in equity by or before any court, governmental agency or instrumentality which could have a Material Adverse Effect to the business, operations, prospects, properties or assets or in the condition, financial or otherwise, of Borrower, or the entry of any judgment against Borrower in excess of $200,000.00.

6.5. Material Adverse Effect. Promptly, but in any event within 15 days of Borrower’s notice, notify Lender in writing of any event which could result in a Material Adverse Effect (whether or not insured) and the facts with respect thereto.

6.6. Books and Records. Keep and maintain proper and current books and records in accordance with GAAP income tax basis accounting principles and permit access by Lender to, reproduction by Lender of and copying by Lender from, such books and records during normal business hours. All reasonable costs and expenses of such inspections and examinations shall be paid by Borrower.

6.7. Conferences with Officers. Permit Lender to discuss Borrower’s affairs, finances and accounts with any officers or managers of Borrower.

6.8. Maintenance of Borrower and Properties. Maintain all properties and improvements necessary to the conduct of its business in good working order and condition, ordinary wear and tear excepted, and cause replacements and repairs to be made when necessary for the proper conduct of its business.

6.9. Patents, Franchises, etc. Maintain, preserve and protect all licenses, patents, franchises, trademarks and trade names of Borrower or licenses by Borrower which are necessary to the conduct of the business of Borrower as now conducted, free of any conflict with the rights of any other Person.

6.10. Insurance. Maintain with duly licensed insurers and in amounts satisfactory to Lender such insurance on Borrower’s tangible personal property against such risks and with such loss deductible amounts as may be satisfactory to Lender.

6.11. Evidence of Insurance. Deliver to Lender from time to time, and periodically if Lender shall so require, evidence satisfactory to Lender that all insurance and endorsements required pursuant to this Agreement and the Loan Documents are in effect.

6.12. Further Assurances and Corrective Instruments. Promptly execute, acknowledge and deliver, or cause to be executed, acknowledged and delivered, to Lender from time to time such supplements hereto and/or such other instruments and documents as may be requested by Lender to protect and preserve the Collateral, Lender’s security interest therein, perfection of Lender’s security interest and/or Lender’s rights and remedies hereunder.

6.13. Financial Information. Deliver to Lender promptly upon Lender’s request, and periodically if Lender shall so require, such written statements, schedules or reports (which shall be Certified if required by Lender) in such form, containing such information and accompanied by such documents as may be satisfactory to Lender from time to time concerning the Collateral, Borrower’s financial condition or business operations.

6.14. Notice of Event of Default. Immediately, but in any event within 15 days of its occurrence, notify Lender in writing of the occurrence of any Event of Default or any event or existing condition which, with the giving of notice and/or the lapse of time, could constitute an Event of Default or which might have a Material Adverse Effect upon the financial condition or operations of Borrower and the facts with respect thereto.

6.15. ERISA. (a) At all times maintain its employee pension benefit plans, if any, as that term is defined in Section 3(2) of the Employee Retirement Income Security Act of 1974, as amended from time to time (“ERISA”), in conformity with all applicable provisions of ERISA and other federal and State statutes relating to employee benefit plans; (b) at all times make prompt payments of contributions required to meet the minimum funding standards set forth in Sections 302 and 305 of ERISA with respect to each such plan; (c) if requested by Lender, promptly after the filing thereof, furnish to Lender copies of each annual report required to be filed pursuant to Section 103 of ERISA in connection with each such plan for each plan year, including any certified financial statements or actuarial statements required pursuant to said Section 103; (d) notify Lender immediately of any fact, including, without limitation, any “Reportable Event” (as that term is defined in Section 4043(b) of ERISA) arising in connection with any such plan which might constitute grounds for the termination thereof by the Pension Benefit Guaranty Corporation or for the appointment by the appropriate United States District Court of a trustee to administer the plan; and (e) furnish to Lender, promptly upon its request therefore such additional information concerning any such plan as Lender may request.

6.16. Field Audits. Lender may conduct annual field audits of Borrower’s businesses. If an Event of Default exists, field audits shall be at Lender’s discretion and Borrower shall be responsible for payment of the costs to Lender of the first such audit and each annual audit as long as the Event of Default exists.

6.17. Hazardous Materials: Contamination. Borrower agrees to, (a) give notice to Lender immediately upon Borrower’s acquiring knowledge of the presence of any Hazardous Materials (other than those stored in compliance with applicable Laws and are in Borrower’s possession in the ordinary course of business) on any property owned or controlled by Borrower or for which Borrower is responsible or of any Hazardous Materials contamination with a full description thereof for which remedial or corrective action is required; (b) promptly take action to comply with any Laws requiring the removal, treatment or disposal of Hazardous Materials or Hazardous Materials contamination and provide Lender with satisfactory evidence of such action, which action must be in all respects sufficient to avoid any penalty, assessment or notice of non-compliance with any required remedial or corrective action on the part of any Governmental Authority; (c) provide Lender, within 30 days after a demand by Lender, with a bond, letter of credit or similar financial assurance evidencing to Lender’s reasonable satisfaction that the necessary funds are available to pay the cost of removing, treating and disposing of Hazardous Materials or Hazardous Materials contamination identified to Lender under the terms of this Section and discharging any Lien which may be established as a result thereof on any property owned or controlled by Borrower or for which Borrower is responsible; and (d) defend, indemnify and hold harmless Lender and its employees, trustees, successors and assigns from any and all claims which may now or in the future (whether before or after the termination of this Agreement) be asserted as a result of the presence of any Hazardous Materials on any property owned or controlled by Borrower for which Borrower is responsible for any Hazardous Materials contamination.

6.18. Lender as Depository. Maintain Lender as the principal depository for Borrower’s deposits and other commercial accounts, except Borrower may maintain operating accounts with other banks as long as the aggregate amount on deposit in such accounts does not exceed $250,000.00.

6.19. Compliance with Governmental Regulations. Borrower will at all times comply with all applicable governmental regulations, including but not limited to, the U.S. Office of Foreign Asset Control list and Section 326 of the USA Patriot Act of 2001, 31 U.S.C. Section 5318.

6.20. Fixed Charge Coverage Ratio. From the date of this Agreement until December 31, 2013, Borrower will at all times maintain a Fixed Charge Coverage Ratio of not less than 1 to 1, calculated and tested quarterly on a rolling 4 quarters basis, beginning with the quarter ended March 31, 2013. Beginning on January 1, 2014, Borrower will at all times maintain a Fixed Charge Coverage Ratio of not less than 1.25 to 1, calculated and tested quarterly on a rolling 4 quarters basis, beginning with the quarter ended March 31, 2014. The Fixed Charge Coverage Ratio is calculated as the EBITDA for the period minus Distributions, minus Non-Financed Capital Expenditures, divided by the sum of current maturities plus interest expense.

6.21. Leverage Ratio. Beginning January 1, 2014, Borrower will at all times maintain a Leverage Ratio of not greater than 3 to 1, calculated and tested quarterly with the EBITDA portion of the calculation based on a rolling 4 quarter basis. “Leverage Ratio” is defined as Funded Debt divided by EBITDA. “Funded Debt” shall mean all indebtedness of Borrower, except for intercompany debts and accounts payable over 90 days past due.

6.22. Capital Expenditures Limitation. Beginning on January 1, 2014, Borrower’s Growth Capital Expenditures, not including those financed by Lender, shall not exceed $5,000,000.00 per year without prior written approval of Lender, such approval not to be unreasonably withheld, conditioned or delayed.

6.23. Minimum Tangible Net Worth. Borrower shall maintain at all times a Tangible Net Worth of at least THIRTY MILLION and 00/100 DOLLARS ($30,000,000.00), calculated and tested quarterly.

6.24. Evidence of Use of Proceeds. Borrower shall, from time to time and upon Lender’s request, provide to Lender an accounting of all funds Advanced under this Agreement, which shall include, but not be limited to, copies of invoices, work orders, receipts or bills of sale.

6.25 Certificates of Title. Borrower shall provide to Lender original certificates of title for all motor vehicles acquired with proceeds from the Loans promptly after any such acquisition, but in any event within ten (10) days of Borrower’s receipt of any such certificate title.

7.	NEGATIVE COVENANTS

Borrower covenants and agrees with Lender that, until (a) all Obligations have been paid in full and (b) there exists no commitment by Lender which could give rise to any Obligations, Borrower will not, directly or indirectly, without Lender’s prior written consent:

7.1. Indebtedness. Create, incur, assume or permit to exist, directly or indirectly, any Indebtedness, except: (a) Indebtedness to Lender; (b) Capitalized Lease Obligations and/or purchase money obligations incurred in the ordinary course of business in an aggregate amount which does not exceed $5,000,000.00 outstanding at any one time; (c) existing Indebtedness previously disclosed by Borrower to Lender in writing; and (d) Indebtedness to parties other than Lender that is $1,000,000 or greater, which shall be consented to by Lender in writing in advance, in Lender’s sole but reasonable discretion, and if required by Lender, subordinated to the Obligations by a written agreement satisfactory to Lender in form and substance.

7 .2. Liens. Create, incur, assume or permit to exist, directly or indirectly, any Lien upon any of the Collateral.

7.3. Investments/Mergers. The Borrower, without prior written consent of Lender, will not enter into or be a party to any merger, consolidation, reorganization, or exchange of stock or assets.

7.4. Sale of Assets, etc. Sell, assign, transfer, convey or lease any interest in all or any substantial part of its property except in the ordinary course of Borrower’s businesses as now being conducted; purchase or otherwise acquire all or substantially all of the assets of any other Person or Persons, or any shares of stock of, or similar interest in, any other Person or Persons. This section shall not be construed to prevent the private sale of all or any substantial part of Borrower’s business or assets to a third party provided that the provision of the Loan Documents have been fully complied with and the Notes and all other sums evidence by the Notes and secured by the other Loan Documents have been repaid in full.

7.5. Investments. Borrower will not make any investments in any entity other than investments in the form of trade credit to customers arising in the ordinary course of business, liquid investments, loans or advances to officers and employees for travel or relocation expenses incident to such person’s employment in an aggregate outstanding amount which do not exceed $50,000.00 at any time. Borrower will not make any capital contribution to any other Person or purchase or acquire a beneficial interest in any stock, securities or evidences of Indebtedness of, or make any investment or acquire any interest in, any other Person, except investments in federally insured certificates of deposit or in direct obligations of the United States of America maturing within one year from the date of acquisition. This section shall not be construed to prevent the private sale of all or any substantial part of Borrower’s business or assets to a third party provided that the provisions of the Loan Documents have been fully complied with and the Notes and all other sums evidence by the Notes and secured by the other Loan Documents have been repaid in full.

7.6. Change of Name. Change the name of the Borrower.

7.7. Change of Business. Enter into any type of business which is materially different from the businesses in which Borrower is engaged or contemplated to be engaged as of the Closing Date.

7.8. Transactions with Affiliates. Enter into any transaction with any of its Affiliates which is on terms less favorable than are obtainable from a Person who is not an Affiliate.

7.9. Rate Management Transactions. Borrower will not enter into any Rate Management Transactions, except for Rate Management Transactions with Lender which are entered into solely for hedging purposes.

7.10. Distributions for Tax Liabilities. Except for distributions or redemptions approved in writing by Lender, declare or pay any dividend on, or make any other distribution with respect to (whether by reduction of capital or otherwise), any of its membership units or make any advances or loans to members. Lender consents to annual distributions to the members of each Borrower sums sufficient to pay each such members’ state and federal tax liability, directly related to said members’ ownership interest in the respective Borrower.

7.11. Loans and Guaranties. Loan or make advances to any other Person or guarantee, indorse or otherwise be or become liable or contingently liable in connection with the obligations or Indebtedness of any other Person directly or indirectly, except:

(i) as an endorser of negotiable instruments for the payment of money deposited to Borrower’s bank account for collection in the ordinary course of business;

(ii) trade credit extended in the ordinary course of Borrower’s business; or

(iii) advances made in the usual course of business to officers and employees of Borrower for travel and other out-of-pocket expenses incurred by them on behalf of Borrower in connection with such business.

8.	EVENTS OF DEFAULT

The occurrence of any one or more of the following events shall constitute an “Event of Default”:

8.1. Failure to Pay. The failure of Borrower to pay any of the Obligations within three (3) days of the date when due and payable (whether by acceleration, declaration, extension or otherwise).

8.2. Covenants and Agreements. The failure of Borrower to perform, observe or comply with any of the covenants of this Agreement or any of the Loan Documents.

8.3. Information, Representations and Warranties. If any representation or warranty made herein or if any information contained in any financial statement, application, schedule, report or any other document given by Borrower in connection with the Obligations, with the Collateral, or with any of the Loan Documents is not in all respects free of material misstatements and irregularities or if Borrower omitted to state any material fact or any fact necessary to make such information not misleading.

8.4. Default under Loan Documents. The occurrence of an Event of Default under any of the Loan Documents related to either the Term Loan or the Revolving Loan. For the avoidance of doubt, the occurrence of an Event of Default under either the Term Loan or the Revolving Loan shall also be considered an Event of Default under the other Loan.

8.5. Default on Other Obligations. The occurrence of any default under any other borrowing if the result of such default would permit the acceleration of the maturity of any notes, loans or other agreement between Borrower and any Person other than Lender.

8.6. Insolvency. Borrower shall be or become insolvent (as defined in Section 101 of the Bankruptcy Code) or unable to pay its debts as they become due, or admit in writing to such insolvency or to such inability to pay their debts as they become due.

8.7. Involuntary Bankruptcy. There shall be filed against any Borrower an involuntary petition or other pleading seeking the entry of a decree or order for relief under the

Bankruptcy Code or any similar federal or state insolvency or similar Laws ordering: (a) the liquidation of Borrower, or (b) a reorganization of Borrower or the businesses and affairs of Borrower, or (c) the appointment of a receiver, liquidator, assignee, custodian, trustee or similar official for Borrower of the property of Borrower and the failure to have such petition or other pleading denied or dismissed within 60 calendar days from the date of filing.

8.8. Voluntary Bankruptcy. The commencement by Borrower of a voluntary case under the Bankruptcy Code or any federal or state insolvency or similar Laws or the consent by Borrower to the appointment of or taking possession by a receiver, liquidator, assignee, trustee, custodian or similar official for Borrower of any of the property of Borrower, or the making by Borrower of an assignment for the benefit of a creditor, or the failure by a Borrower generally to pay its debts as the debts become due.

8.9. Judgments, Awards. The entry of any judgment, order, award or decree against a Borrower and a determination by Lender, in good faith but in its sole discretion, that the same, when aggregated with all other judgments, orders, awards and decrees outstanding against Borrower could have a Material Adverse Effect on the prospect for Lender to fully and punctually realize the full benefits conferred on Lender by this Agreement.

8.10. Injunction. The injunction or restraint of Borrower in any manner from conducting its business in whole or in part and a determination by Lender, in good faith but in its sole discretion, that the same could have a Material Adverse Effect on the prospect for Lender to fully and punctually realize the full benefits conferred on Lender by this Agreement.

8.11. Attachment by Lenders. Any assets of Borrower shall be attached, levied upon, seized or repossessed, or come into the possession of a trustee, receiver or other custodian and a determination by Lender, in good faith but in its sole discretion, that the same could have a Material Adverse Effect on the prospect for Lender to fully and punctually realize the full benefits conferred on Lender by this Agreement.

8.12. Dissolution, Merger, Consolidation, Reorganization. The voluntary or involuntary dissolution, merger, consolidation, winding up or reorganization of Borrower or the occurrence of any action preparatory thereto.

8.13. Adverse Change in Financial Condition. The determination in good faith by Lender that a change having a Material Adverse Effect has occurred in the financial condition of Borrower from the conditions set forth in the most recent financial statement of Borrower heretofore furnished to Lender or from the financial condition of Borrower as heretofore most recently disclosed to Lender in any other manner.

8.14. Cure. Borrower shall have fifteen (15) days after written receipt of written notice from Lender to cure a default under Sections 8.2, 8.3, 8.4 and 8.5.

9.	RIGHTS AND REMEDIES

9.1. Rights and Remedies of Lender. Upon and after the occurrence of an Event of Default, Lender may, without notice or demand, exercise in any jurisdiction in which enforcement hereof is sought, the following rights and remedies, in addition to the rights and remedies available to Lender under the Loan Documents, the rights and remedies of a secured party under the Uniform Commercial Code and all other rights and remedies available to Lender under applicable law, all such rights and remedies being cumulative and enforceable alternatively, successively or concurrently provided, however, that in the case of any Event of Default referred to in Sections 8.6, 8.7 and 8.8 above the unpaid principal balance of the Notes, together with all accrued and unpaid interest and all other Obligations then outstanding shall be automatically due and payable by Borrower to Lender without notice, presentment or demand:

(a) Declare the Notes, all interest accrued and unpaid thereon and all other Obligations to be immediately due and payable and the same shall thereupon become immediately due and payable without presentment, demand for payment, protest or notice of any kind, all of which are hereby expressly waived.

(b) Institute any proceeding or proceedings to enforce the Obligations and any Liens of Lender.

(c) Take possession of the Collateral, and for that purpose, so far as Borrower may give authority therefore, enter upon any premises on which the Collateral or any part thereof may be situated and remove the same therefrom without any liability for suit, action or other proceeding, BORROWER HEREBY WAIVES ANY AND ALL RIGHTS TO PRIOR NOTICE AND TO JUDICIAL HEARING WITH RESPECT TO REPOSSESSION OF COLLATERAL, and require Borrower, at Borrower’s expense, to assemble and deliver the Collateral to such place or places as Lender may designate.

(d) Operate, manage and control the Collateral (including use of the Collateral and any other property or assets of Borrower in order to continue or complete performance of Borrower’s obligations under any contracts of Borrower), or permit the Collateral or any portion thereof to remain idle or store the same, and collect all rents and revenues therefrom and sell or otherwise dispose of any or all of the Collateral upon such terms and under such conditions as Lender, in its sole discretion, may determine, and purchase or acquire any of the Collateral at any such sale or other disposition, all to the extent permitted by applicable law.

(e) Enforce Borrower’s rights against any account debtor and other Obligors.

(f) Cease making Advances hereunder and under any other commitments or credit accommodations of Lender to Borrower and stop and retract the making of any Advance hereunder or thereunder which may have been requested by Borrower.

9.2. Power of Attorney. Effective upon the occurrence of an Event of Default, Borrower hereby designates and appoints Lender and its designee as attorney-in-fact of Borrower, irrevocably and with power of substitution, with authority to endorse Borrower’s names on any notes, acceptances, checks, drafts, money orders, instruments or other evidences of payment or proceeds of the Collateral that may come into Lender’s possession; to execute proofs of claim and loss; to adjust and compromise any claims under insurance policies; and to perform all other acts necessary and advisable, in Lender’s sole discretion, to carry out and enforce this Agreement and the Loan Documents. All acts of said attorney or designee are hereby ratified and approved by Borrower and said attorney or designee shall not be liable for any acts of commission or omission nor for any error of judgment or mistake of fact or law. This power of attorney is coupled with an interest and is irrevocable so long as any of the Obligations remain unpaid or unperformed or there exists any commitment by Lender which could give rise to any Obligations.

9.3. Notice of Disposition of Collateral. It is mutually agreed that commercial reasonableness and good faith require Lender to give Borrower no less than ten (10) days prior written notice of the time and place of any public disposition of Collateral or of the time after which any private disposition or any other intended disposition is to be made, other than a transaction allowed by the Loan Documents. It is mutually agreed that it is commercially reasonable for Lender to disclaim all warranties that arise with respect to the disposition of the Collateral.

9.4. Costs and Expenses. Borrower agrees to pay to Lender on demand the amount of all expenses paid or incurred by Lender in consulting with counsel concerning any of its rights hereunder, under the Loan Documents or under applicable law, all expenses, including attorneys’ fees and court costs paid or incurred by Lender in exercising or enforcing any of its rights hereunder, under the Loan Documents or under applicable law together with interest on all such expenses paid by Lender at the highest rate and calculated in the manner provided in the Notes. The provisions of this Section shall survive the termination of this Agreement and Lender’s security interest hereunder and the payment of all other Obligations.

10.	MISCELLANEOUS

10.1. Performance for Borrower. Borrower agrees and hereby authorizes that Lender may, in Lender’s sole discretion, but Lender shall not be obligated to, whether or not an Event of Default shall have occurred, advance funds on behalf of Borrower, without prior notice to Borrower, in order to insure Borrower’s compliance with any covenant, warranty, representation or agreement of Borrower made in or pursuant to this Agreement or any of the Loan Documents, to continue or complete, or cause to be continued or completed, performance of Borrower’s obligations under any contracts of Borrower, to cover overdrafts in any checking or other accounts of Borrower at Lender or to preserve or protect any right or interest of Lender in the Collateral or under or pursuant to this Agreement or any of the Loan Documents, including, without limitation, the payment of any insurance premiums or taxes and the satisfaction or discharge of any judgment or any Lien upon the Collateral or other property or assets of Borrower; provided, however, that the making of any such Advance by Lender shall not constitute a waiver by Lender of any Event of Default with respect to which such Advance is made nor relieve Borrower of any such Event of Default. Borrower shall pay to Lender upon demand all such Advances made by Lender with interest thereon at the highest rate and calculated in the manner provided in the Notes. All such Advances shall be deemed to be included in the Obligations and secured by the security interest granted Lender hereunder; provided, however, that the provisions of this Section shall survive the termination of this Agreement and Lender’s security interest hereunder and the payment of all other Obligations.

10.2. Expenses. Whether or not any of the transactions contemplated hereby shall be consummated, Borrower agrees to pay to Lender on demand the amount of all expenses paid or incurred by Lender (including the fees and expenses of its counsel) in connection with the preparation of all written commitments of Lender antedating this Agreement, this Agreement and the Loan Documents and all documents and instruments referred to herein and all expenses paid or incurred by Lender in connection with the filing or recordation of all financing statements and instruments as may be required by Lender at the time of, or subsequent to, the execution of this Agreement, including, without limitation, all documentary stamps, recordation and transfer taxes and other costs and taxes incident to recordation of any document or instrument in connection herewith. Borrower agrees to save harmless and indemnify Lender from and against any liability resulting from the failure to pay any required documentary stamps, recordation and transfer taxes, recording costs or any other expenses incurred by Lender in connection with this Agreement. The provisions of this Section shall survive the termination of this Agreement and Lender’s security interest hereunder and the payment of all other Obligations.

10.3. Applications of Payments and Collateral. Except as may be otherwise specifically provided in this Agreement, all Collateral and proceeds of Collateral coming into Lender’s possession and all payments made by any Borrower may be applied by Lender to any of the Obligations, whether matured or unmatured, as Lender shall determine in its sole but reasonable discretion. Lender may defer the application of non-cash proceeds of Collateral, including, but not limited to, non-cash proceeds collected under Section 3.3 hereof, to the Obligations until cash proceeds are actually received by Lender.

10.4. Waivers by Borrower. Borrower hereby waives, to the extent the same may be waived under applicable law: (a) notice of acceptance of this Agreement; (b) all claims, causes of action and rights of Borrower against Lender on account of actions taken or not taken by Lender in the exercise of Lender’s rights or remedies hereunder, under the Loan Documents or under applicable law; (c) presentment, demand for payment, protest and notice of non-payment; (d) settlement, compromise or release of the obligations of any Person primarily or secondarily liable upon any of the Obligations; (e) trial by jury in any action or proceeding of any kind or nature in connection with any of the Obligations, this Agreement or any of the Loan Documents; and (f) substitution, exchange or release of any Collateral for any of the Obligations. Borrower agrees that Lender may exercise any or all of its rights and/or remedies hereunder, under the Loan Documents and under applicable law without resorting to and without regard to any Collateral or sources of liability with respect to any of the Obligations. Upon termination of this Agreement and Lender’s security interest hereunder and payment of all Obligations, within 30 days following Borrower’s request to Lender, Lender shall release control of any security interest in the Collateral perfected by control and Lender shall send Borrower a statement terminating any financing statement filed against the Collateral.

10.5. Waivers by Lender. Neither any failure nor any delay on the part of Lender in exercising any right, power or remedy hereunder, under any of the Loan Documents or under applicable law shall operate as a waiver thereof, nor shall a single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or remedy.

10.6. Lender’s Setoff. Lender shall have the right, in addition to all other rights and remedies available to it, following an Event of Default, to set off against any Obligations due Lender, any debt owing to Borrower by Lender, including, without limitation, any funds in any checking or other account now or hereafter maintained by Borrower at Lender. Borrower hereby confirms Lender’s right to banker’s lien and setoff, and nothing in this Agreement or any of the Loan Documents shall be deemed a waiver or prohibition of Lender’s right of banker’s lien and setoff.

10.7. Modifications. No modifications or waiver of any provision of this Agreement or any of the Loan Documents, and no consent by Lender to any departure by Borrower therefrom, shall in any event be effective unless the same shall be in writing, and then such waiver or consent shall be effective only in the specific instance and for the purpose for which given. No notice to or demand upon Borrower in any case shall entitle Borrower to any other or further notice or demand in the same, similar or other circumstances.

10.8. Notices. Any notice or other communication in connection with this Agreement, if by registered or certified mail, shall be deemed to have been given when received by the party to whom directed, or, if by mail but not registered or certified, when deposited in the mail, postage prepaid, provided that any such notice or communication shall be addressed to a party hereto as provided below (or at such other address as such party shall specify in writing to the other parties hereto):

(a)	If to Borrower:

Bison Drilling and Field Services LLC

411 West Putnam Avenue

Greenwich, Connecticut 06830

Attn: Kaes Van’t Hof

With a Copy to:

Randall J. Holder

14301 Caliber Drive, Suite 300

Oklahoma City, Oklahoma 73134

(b)	If to Lender:

International Bank of Commerce

3817 N.W. Expressway, Suite 100

Oklahoma City, Oklahoma 73112

Attention: Thomas L. Travis, President

Phone No. 405-841-2999

E-Mail: tomtravis@ibc.com

Notwithstanding anything to the contrary, all notices and demands for payment from Lender actually received in writing by Borrower shall be considered to be effective upon receipt thereof by Borrower regardless of the procedure or method utilized to accomplish such delivery thereof to Borrower.

10.9. Applicable Law and Consent to Jurisdiction. The performance and construction of this Agreement and the Loan Documents shall be governed by the internal laws of the State of Oklahoma. Borrower agrees that any suit, action or proceeding instituted against Borrower with respect to any of the Obligations, the Collateral, this Agreement or any of the Loan Documents may be brought in any court of competent jurisdiction located in Oklahoma County, State of Oklahoma. By its execution hereof, Borrower hereby irrevocably waives any objection and any right of immunity on the ground of venue, the convenience of the forum or the jurisdiction of such courts or from the execution of judgments resulting therefrom. Borrower hereby irrevocably accepts and submits to the jurisdiction of the aforesaid courts in any such suit, action or proceeding.

10.10. Survival; Successors and Assigns. All covenants, agreements, representations and warranties made herein and in the Loan Documents shall survive the execution and delivery hereof and thereof, shall survive Closing and shall continue in full force and effect until all Obligations have been paid in full, there exists no commitment by Lender which could give rise to any Obligations and all appropriate termination statements have been filed terminating the security interest granted Lender hereunder. Whenever in this Agreement any of the parties hereto is referred to, such reference shall be deemed to include the successors and assigns of such party. In the event that Lender assigns the Notes, this Agreement and/or its security interest in the Collateral, Lender shall give written notice to Borrower of any such assignment. All covenants, agreements, representations and warranties by or on behalf of Borrower, which are contained in this Agreement and the Loan Documents, shall inure to the benefit of Lender, its successors and assigns. Borrower may not assign this Agreement or any of its rights hereunder without the prior written consent of Lender.

10.11. Severability. If any term, provision or condition, or any part thereof, of this Agreement or any of the Loan Documents shall for any reason be found or held invalid or unenforceable by any court or governmental agency of competent jurisdiction, such invalidity or unenforceability shall not affect the remainder of such term, provision or condition nor any other term, provision or condition, and this Agreement and the Loan Documents shall survive and be construed as if such invalid or unenforceable term, provision or condition had not been contained therein.

10.12. Merger and Integration. This Agreement and the attached Schedules (if any) contain the entire agreement of the parties hereto with respect to the matters covered and the transactions contemplated hereby, and no other agreement, statement or promise made by any party hereto, or by any employee, officer, agent or attorney of any party hereto, which is not contained herein shall be valid or binding.

10.13. WAIVER OF JURY TRIAL. BORROWER HEREBY (a) COVENANTS AND AGREES NOT TO ELECT A TRIAL BY JURY OF ANY ISSUE TRIABLE OF RIGHT BY A JURY, AND (b) WAIVES TRIAL BY JURY IN ANY ACTION OR PROCEEDING TO WHICH LENDER AND BORROWER MAY BE PARTIES, ARISING OUT OF, IN CONNECTION WITH OR IN ANY WAY PERTAINING TO THIS AGREEMENT, ANY OF

THE LOAN DOCUMENTS AND/OR ANY TRANSACTIONS, OCCURRENCES, COMMUNICATIONS OR UNDERSTANDINGS (OR THE LACK OF ANY OF THE FOREGOING) RELATING IN ANY WAY TO THE BORROWER-LENDER RELATIONSHIP BETWEEN THE PARTIES. IT IS UNDERSTOOD AND AGREED THAT THIS WAIVER CONSTITUTES A WAIVER OF TRIAL BY JURY OF ALL CLAIMS AGAINST ALL PARTIES TO SUCH ACTIONS OR PROCEEDINGS, INCLUDING CLAIMS AGAINST PARTIES WHO ARE NOT PARTIES TO THIS SECURITY AGREEMENT. THIS WAIVER OF JURY TRIAL IS SEPARATELY GIVEN, KNOWINGLY, WILLINGLY AND VOLUNTARILY MADE BY BORROWER AND BORROWER HEREBY AGREES THAT NO REPRESENTATIONS OF FACT OR OPINION HAVE BEEN MADE BY ANY INDIVIDUAL TO INDUCE THIS WAIVER OF TRIAL BY JURY OR TO IN ANY WAY MODIFY OR NULLIFY ITS EFFECT. LENDER IS HEREBY AUTHORIZED TO SUBMIT THIS AGREEMENT TO ANY COURT HAVING JURISDICTION OVER THE SUBJECT MATTER AND BORROWER AND LENDER, SO AS TO SERVE AS CONCLUSIVE EVIDENCE OF SUCH WAIVER OF RIGHT TO TRIAL BY JURY. BORROWER REPRESENTS AND WARRANTS THAT IT HAS BEEN REPRESENTED IN THE SIGNING OF THIS AGREEMENT AND IN THE MAKING OF THIS WAIVER BY INDEPENDENT LEGAL COUNSEL, SELECTED OF ITS OWN FREE WILL, AND/OR THAT IT HAS HAD THE OPPORTUNITY TO DISCUSS THIS WAIVER WITH COUNSEL.

10.14. Counterparts. This Agreement may be executed in any number of counterparts and by different parties hereto on separate counterparts, each of which, when so executed and delivered, shall be an original, but all such counterparts shall together constitute one and the same instrument.

10.15. Headings. The headings and sub-headings contained in the titling of this Agreement are intended to be used for convenience only and shall not be used or deemed to limit or diminish any of the provisions hereof.

10.16. Recitals. The Recitals hereto are hereby incorporated into and made a part of this Agreement.

10.17. Arbitration Provisions: BORROWER AND LENDER AGREE AS FOLLOWS (hereinafter referred to as the ‘‘Arbitration Provisions”):

I.	Special Provisions and Definitions applicable to both CONSUMER DISPUTES and BUSINESS DISPUTES:

(a)	Informal Resolution of Customer Concerns. Most customer concerns can be resolved quickly and to the customer’s satisfaction by contacting your account officer, branch manager or by calling the Customer Service Department in your region. The region and numbers are:

1.	Laredo	956-722-7611
2.	Austin	512-397-4506
3.	Brownsville	956-547-1000
4.	Commerce Bank	956-724-1616

5.	Corpus Christi	361-888-4000
6.	Eagle Pass	830-773-2313
7.	Houston	713-526-1211
8.	McAllen	956-686-0263
9.	Oklahoma	405-841-2100
10.	Port Lavaca	361-552-9771
11.	San Antonio	210-518-2500
12.	Zapata	956-765-8361

In the unlikely event that your account officer, branch manager or the customer service department is unable to resolve a complaint to your satisfaction or if the Lender has not been able to resolve a dispute it has with you after attempting to do so informally, you and the Lender agree to resolve those disputes through binding arbitration or small claims court instead of in courts of general jurisdiction.

(b)	Sending Notice of Dispute. If either you or the Lender intend to seek arbitration, then you or the Lender must first send to the other by certified mail, return receipt requested, a written Notice of Dispute. The Notice of Dispute to the Lender should be addressed to: Dennis E. Nixon, President, at International Bancshares Corporation, P.O. Drawer 1359, Laredo, Texas 78042-1359 or if by email, ibcchairman@ibc.com (special email address to be provided by IBC). The Notice of Dispute must (a) describe the nature and basis of the claim or dispute; and (b) explain specifically what relief is sought. You may download a copy of the Notice of Dispute at www.ibc.com or you may obtain a copy from your account officer or branch manager.

(c)	If the Dispute is not Informally Resolved. If you and the Lender do not reach an agreement to resolve the claim or dispute within thirty (30) days after the Notice of Dispute is received, you or the Lender may commence a binding arbitration proceeding. During the binding arbitration proceeding, any settlement offers made by you or the Lender shall not be disclosed to the Arbitrator.

(d)	“DISPUTE(S)”. As used herein, the word “DISPUTE(S)” includes any and all controversies or claims between the PARTIES of whatever type or manner, including without limitation, any and all claims arising out of or relating to the Notes or any other agreement, compliance with applicable Laws and/or regulations, any and all services or products provided by the Lender, any and all past, present and/or future loans, lines of credit, letters of credit, credit facilities or other form of indebtedness and/or agreements involving the PARTIES, any and all transactions between or involving the PARTIES, and/or any and all aspects of any past or present relationship of the PARTIES, whether banking or otherwise, specifically including but not limited to any claim founded in contract, tort, fraud, fraudulent inducement, misrepresentation or otherwise, whether based on statute, regulation, common law or equity.

(e)	“CONSUMER DISPUTE” and “BUSINESS DISPUTE”. As used herein, “CONSUMER DISPUTE” means a DISPUTE relating to an account (including a deposit account), agreement, extension of credit, loan, service or product provided by the Lender that is primarily for personal, family or household purposes. “BUSINESS DISPUTE” means any DISPUTE that is not a CONSUMER DISPUTE.

(f)	“PARTIES” or “PARTY”. As used in these Arbitration Provisions, the term “PARTIES” or “PARTY” means Borrower, Lender, and each and all Persons signing this Agreement or any other agreements between or among any of the PARTIES as part of this transaction. “PARTIES” or “PARTY” shall be broadly construed and include individuals, beneficiaries, partners, limited partners, limited liability members, shareholders, Subsidiaries, parent companies, Affiliates, officers, directors, employees, heirs, agents and/or representatives of any party to such documents, any other Person claiming by or through one of the foregoing and/or any Person or beneficiary who receives products or services from the Lender and shall include any other owner and holder of the Notes. Throughout these Arbitration Provisions, the term “you” and “your” refer to Borrower, and the term “Arbitrator” refers to the individual arbitrator or panel of arbitrators, as the case may be, before which the DISPUTE is arbitrated.

(g)	BINDING ARBITRATION. The PARTIES agree that any DISPUTE between the PARTIES shall be resolved by mandatory binding arbitration pursuant to these Arbitration Provisions at the election of either PARTY. BY AGREEING TO RESOLVE A DISPUTE IN ARBITRATION, THE PARTIES ARE WAIVING THEIR RIGHT TO A JURY TRIAL OR TO LITIGATE IN COURT (except for matters that may be taken to small claims court for a CONSUMER DISPUTE as provided below).

(h)	CLASS ACTION WAIVER. The PARTIES agree that (i) no arbitration proceeding hereunder whether a CONSUMER DISPUTE or a BUSINESS DISPUTE shall be certified as a class action or proceed as a class action, or on a basis involving claims brought in a purported representative capacity on behalf of the general public, other customers or potential customers or Persons similarly situated, and (ii) no arbitration proceeding hereunder shall be consolidated with, or joined in any way with, any other arbitration proceeding. THE PARTIES AGREE TO ARBITRATE A CONSUMER DISPUTE OR BUSINESS DISPUTE ON AN INDIVIDUAL BASIS AND EACH WAIVES THE RIGHT TO PARTICIPATE IN A CLASS ACTION.

(i)

FEDERAL ARBITRATION ACT AND OKLAHOMA LAW. The PARTIES acknowledge that this Agreement evidences a transaction involving interstate commerce. The Federal Arbitration Act shall govern (i) the interpretation and enforcement of these Arbitration Provisions, and (ii) all arbitration proceedings that take place pursuant to these Arbitration Provisions. THE PARTIES AGREE THAT, EXCEPT AS OTHERWISE EXPRESSLY AGREED TO BY THE PARTIES IN WRITING, OR UNLESS EXPRESSLY PROHIBITED BY LAW, OKLAHOMA SUBSTANTIVE LAW (WITHOUT REGARD TO ANY CONFLICT OF LAWS PRINCIPLES) WILL APPLY IN ANY BINDING

ARBITRATION PROCEEDING OR SMALL CLAIMS COURT ACTION REGARDLESS OF WHO INITIATES THE PROCEEDING, WHERE YOU RESIDE OR WHERE THE DISPUTE AROSE.

II.	Provisions applicable only to a CONSUMER DISPUTE:

(a)	Any and all CONSUMER DISPUTES shall be resolved by arbitration administered by the American Arbitration Association (‘‘AAA”) under the Commercial Arbitration Rules and the Supplemental Procedures for Resolution of Consumer Disputes and Consumer Due Process Protocol (which are incorporated herein for all purposes). It is intended by the PARTIES that these Arbitration Provisions meet and include all fairness standards and principles of the American Arbitration Association’s Consumer Due Process Protocol and due process in predispute arbitration. If a CONSUMER DISPUTE is for a claim of actual damages above $250,000.00 it shall be administered by the AAA before three neutral arbitrators at the request of any PARTY.

(b)	Instead of proceeding in arbitration, any PARTY hereto may pursue its claim in your local small claims court, if the CONSUMER DISPUTE meets the small claims court’s jurisdictional limits. If the small claims court option is chosen, the PARTY pursuing the claim must contact the small claims court directly. The PARTIES agree that the class action waiver provision also applies to any CONSUMER DISPUTE brought in small claims court.

(c)	For any claim for actual damages that does not exceed $2,500.00, the Lender will pay all arbitration fees and costs provided you submitted a Notice of Dispute with regard to the CONSUMER DISPUTE prior to initiation of arbitration. For any claim for actual damages that does not exceed $5,000, the Lender also agrees to pay your reasonable attorney’s fees and reasonable expenses your attorney charges you in connection with the arbitration (even if the Arbitrator does not award those to you) plus an additional $2,500.00 if you obtain a favorable arbitration award for your actual damages which is greater than any written settlement offer for your actual damages made by the Lender to you prior to the selection of the Arbitrator.

(d)

Under the AAA’s Supplemental Procedures for Consumer Disputes, if your claim for actual damages does not exceed $10,000.00, you shall only be responsible for paying up to a maximum of $125.00 in arbitration fees and costs. If your claim for actual damages exceeds $10,000.00 but does not exceed $75,000.00, you shall only be responsible for paying up to a maximum of $375.00 in arbitration fees and costs. For any claim for actual damages that does not exceed $75,000.00, the Lender will pay all other arbitrator’s fees and costs imposed by the administrator of the arbitration. With regard to a CONSUMER DISPUTE for a claim of actual damages that exceeds $75,000.00, or if the claim is a non-monetary claim, the Lender agrees to pay all arbitration fees and costs you would otherwise be responsible for that exceed $1,000.00. The fees and costs stated above are subject to any amendments to the fee and cost schedules of the AAA. The fee and cost schedule in effect at the time you submit your claim shall apply. The AAA rules also permit you to request a waiver or deferral of the administrative fees and costs of arbitration if paying them would cause you financial hardship.

(e)	Although under some Laws, the Lender may have a right to an award of attorney’s fees and expenses if it prevails in arbitration, the Lender agrees that it will not seek such an award in a binding arbitration proceeding with regard to a CONSUMER DISPUTE for a claim of actual damages that does not exceed $75,000.00.

(f)	To request information on how to submit an arbitration claim, or to request a copy of the AAA rules or fee schedule, you may contact the AAA at 1-800-778-7879 (toll free) or at www.adr.org.

III.	Provisions applicable only to a BUSINESS DISPUTE:

(a)	Any and all BUSINESS DISPUTES between the PARTIES shall be resolved by arbitration in accordance with the Commercial Arbitration Rules of the AAA in effect at the time of filing, as modified by, and subject to, these Arbitration Provisions. A BUSINESS DISPUTE for a claim of actual damages that exceeds $250,000.00 shall be administered by AAA before at least three (3) neutral arbitrators at the request of any PARTY. In the event the aggregate of all affirmative claims asserted exceeds $500,000.00, exclusive of interest and attorney’s fees, or upon the written request of any PARTY, the arbitration shall be conducted under the AAA Procedures for Large, Complex Commercial Disputes. If the payment of arbitration fees and costs will cause you extreme financial hardship you may request that AAA defer or reduce the administrative fees or request the Lender to cover some of the arbitration fees and costs that would be your responsibility.

(b)	The PARTIES shall have the right to (i) invoke self-help remedies (such as setoff, notification of account debtors, seizure and/or foreclosure of collateral, and non-judicial sale of personal property and real property collateral) before, during or after any arbitration, and/or (ii) request ancillary or provisional judicial remedies (such as garnishment, attachment, specific performance, receiver, injunction or restraining order, and sequestration) before or after the commencement of any arbitration proceeding (individually, and not on behalf of a class). The PARTIES need not await the outcome of the arbitration proceeding before using self-help remedies. Use of self-help or ancillary and/or provisional judicial remedies shall not operate as a waiver of either PARTY’s right to compel arbitration. Any ancillary or provisional judicial remedy which would be available from a court at law shall be available from the Arbitrator. The PARTIES agree that the AAA Optional Rules for Emergency Measures of Protection shall apply in an arbitration proceeding where emergency interim relief is requested.

(c)	Except to the extent the recovery of any type or types of damages or penalties may not by waived under applicable law, the Arbitrator shall not have the authority to award either PARTY (i) punitive, exemplary, special or indirect damages, (ii) statutory multiple damages, or (iii) penalties, statutory or otherwise.

(d)	The Arbitrator may award attorney’s fees and costs including the fees, costs and expenses of arbitration and of the Arbitrator as the Arbitrator deems appropriate to the prevailing PARTY. The Arbitrator shall retain jurisdiction over questions of attorney’s fees for fourteen (14) days after entry of the decision.

IV.	General provisions applicable to both CONSUMER DISPUTES and BUSINESS DISPUTES:

(a)	The Arbitrator is bound by the terms of these Arbitration Provisions. The Arbitrator shall have exclusive authority to resolve any DISPUTES relating to the scope or enforceability of these Arbitration Provisions, including (i) all arbitrability questions, and (ii) any claim that all or a part of these Arbitration Provisions are void or voidable (including any claims that they are unconscionable in whole or in part).

(b)	These Arbitration Provisions shall survive any modification, renewal, extension, repayment (whether partial or full), or discharge (whether partial or full) of the Notes, unless all of the PARTIES otherwise expressly agree in writing.

(c)	If a PARTY initiates legal proceedings, the failure of the initiating PARTY to request arbitration pursuant to these Arbitration Provisions within 180 days after the filing of the lawsuit shall be deemed a waiver of the initiating PARTY’S right to compel arbitration with respect to the claims asserted in the litigation. The failure of the defending PARTY in such litigation to request arbitration pursuant to these Arbitration Provisions within 180 days after the defending PARTY’S receipt of service of judicial process, shall be deemed a waiver of the right of the defending PARTY to compel arbitration with respect to the claims asserted in the litigation. If a counterclaim, cross-claim or third party action is filed and properly served on a PARTY in connection with such litigation, the failure of such PARTY to request arbitration pursuant to these Arbitration Provisions within ninety (90) days after such PARTY’S receipt of service of the counterclaim, cross-claim or third party claim shall be deemed a waiver of such PARTY’S right to compel arbitration with respect to the claims asserted therein. The issue of waiver pursuant to these Arbitration Provisions is an arbitrable dispute. Active participation in any pending litigation described above by a PARTY shall not in any event be deemed a waiver of such PARTY’S right to compel arbitration. All discovery obtained in the pending litigation may be used in any subsequent arbitration proceeding.

(d)	Any PARTY seeking to arbitrate shall serve a written notice of intent to any and all opposing PARTIES after a DISPUTE has arisen. The PARTIES agree a timely written notice of intent to arbitrate by either PARTY pursuant to these Arbitration Provisions shall stay and/or abate any and all action in a trial court, save and except a hearing on a motion to compel arbitration and/or the entry of an order compelling arbitration and staying and/or abating the litigation pending the filing of the final award of the Arbitrator.

(e)	Any Arbitrator selected shall be knowledgeable in the subject matter of the DISPUTE and be licensed to practice law.

(f)	For a one (1) member arbitration panel, the PARTIES are limited to an equal number of strikes in selecting the arbitrator from the AAA neutral list, such that at least one arbitrator remains after the PARTIES exercise all of their respective strikes. For a three (3) member arbitration panel, the PARTIES are limited to an equal number of strikes in selecting the arbitrators from the AAA neutral list, such that at least three arbitrators remain after the PARTIES exercise all of their respective strikes. After exercising all of their allotted respective strikes, the PARTIES shall rank those potential arbitrators remaining numerically in order of preference (with “1” designating the most preferred). The AAA shall review the PARTIES rankings and assign a score to each potential arbitrator by adding together the ranking given to such potential arbitrator by each PARTY. The arbitrator(s) with the lowest score total(s) will be selected. In the event of a tie or ties for lowest score total and if the selection of both or all of such potential arbitrators is not possible due to the required panel size, the AAA shall select the arbitrator(s) it believes to be best qualified.

(g)	The PARTIES and the Arbitrator shall treat all aspects of the arbitration proceedings, including, without limitation, any documents exchanged, testimony and other evidence, briefs and the award, as strictly confidential; provided, however, that a written award or order from the Arbitrator may be filed with any court having jurisdiction to confirm and/or enforce such award or order.

(h)	Any statute of limitation which would otherwise be applicable shall apply to any claim asserted in any arbitration proceeding under these Arbitration Provisions, and the commencement of any arbitration proceeding tolls such statute of limitations.

(i)	If the AAA is unable for any reason to provide arbitration services, then the PARTIES agree to select another arbitration service provider that has the ability to arbitrate the DISPUTE pursuant to and consistent with these Arbitration Provisions. If the PARTIES are unable to agree on another arbitration service provider, any PARTY may petition a court of competent jurisdiction to appoint an Arbitrator to administer the arbitration proceeding pursuant to and consistent with these Arbitration Provisions.

(j)	The award of the Arbitrator shall be final and Judgment upon any such award may be entered in any court of competent jurisdiction. The arbitration award shall be in the form of a written reasoned decision and shall be based on and consistent with applicable law.

(k)	Unless the PARTIES mutually agree to hold the binding arbitration proceeding elsewhere, venue of any arbitration proceeding under these Arbitration Provisions shall be in the county and state where Lender is located, which is Lender’s address set out in Section 10.8 of this Agreement.

(l)	If any of these Arbitration Provisions are held to be invalid or unenforceable, the remaining provisions shall be enforced without regard to the invalid or unenforceable term or provision.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the parties hereto have executed or caused this Agreement to be executed as of the date first above written.

BORROWER:	BISON DRILLING AND FIELD SERVICES LLC, a Delaware limited liability company

	By:	/s/ Kaes Van’t Hof
KAES VAN’T HOF, Chief Financial Officer

LENDER:	INTERNATIONAL BANK OF COMMERCE

	By:	/s/ Thomas L. Travis
THOMAS L. TRAVIS, President

SCHEDULE I

To Loan and Security Agreement

Equipment Collateral

The Equipment described in Section 1.14(c) of the Loan and Security Agreement includes, but is not limited to:

Capital Equipment

Item #	Unit #	Description

1	Rig 41	Draw works: Skytop Brewster N-46, powered by (2) Cat 3412 (not tags) with National C-245 Torque converters. Pump #1 Gardner Denver PZ9 1,000HP Triplex Pump with Cat D389 #08R2112. Pump 2 Maxium Triplex Pump with Cat 3512 #67Z00603. Rotating Equipment is Brewster RSH 18” rotary table, Gardner Denver 300 Swivel, 300 ton, McKissik 250ton Block w/250ton Web-Wiulson Hydra hook. Has BOP Equipment, Generator House with (2) Cat 3406E 320Kw #’s 8ER03114 & 8ER01831. Mud System, Fuel Tank with 8,000 gl Diesel & built in lubester. Drill pipe & Drill Collars. Has all accessories needed to drill. 2012 Ameritech Crew house & Company man quarter’s #11-10103 & #11-101290.

2	Rig 42	Draw works: Skytop Brewster N-46, powered by (2) Cat 3412 #’s 15-0768 & 15-0439 with National C-245 Torque Converters. Pump #1 Maxum 1300HP Triplex #06-0110 with Cat D399 (no tag), Pump #2 MZ9 #18-0240 l000Hp Triplex with Cat D398 #66B25226. Rotating Equipment is Brewster RSH 18 rotary table, Gardner Denver 300 Swivel, 300 ton, McKissik 250 ton Block w/250 ton Web-Wiulson Hydra hook. Has BOP Equipment, Generators House with (2) Cat 3406E #’s 8ER01830 & 8ER03113 320KW generators. 8,000 gl fuel tank with lubester. Mud System, Drill pipe & Drill Collars. Has all accessories needed to drill. 2012 Ameritech Crew house & Company man quarter’s # 11-101291.

3	Rig 56	Draw works: BDW 800, powered by (2) Cat 379 #76B251 & 68B3609. Pump l 1600 HP Maxum Triplex with Cat D3516 #52W00110, Pump #2 l000HP Maxum Triplex #16-09-08 with Cat D3516 #52W00109. Generator house with (2) Cat C15 320KW generators #8ER04255 (no tag 2nd unit). Rotating Equipment National 22 1/2” rotary table, Ideco 300 ton Swivel. National 300 ton Traveling block and hook. Has BOP Equipment, 10,000 gl fuel tank with lubester. Mud systems, Drill pipe & Drill collars. Has all accessories needed to drill 2012 Ameritech Crew house & Company man quarters.

4	Rig 62	Draw works: Rebuilt BDW 800 MI with Eaton 236 Brake #234. Powered by (2) Cat C15’s #MCW03037 & MCW03035, Pump #1 Maxum 1600 HP Triplex pump # 18-0231 with Cat D3516 # 66B2929, Pump #2 Maxum 1000 HP Triplex with Cat D398 # 66B7168. Rotating Equipment Gardner Denver 22 1/2” Rotary table, National 815 300 ton swivel, Oilwell 300 ton Traveling block w/250 ton Web Wilson Hook. Has BOP Equipment, Generator house with (1) Cat 353 # 320Kw #EM166959711 & (1) Cat 3406 #3ER10111. 10,000 gl fuel tank with lubester. Mud Systems, Drill pipe & Collars. Has all accessories needed to drill. 2012 Ameritech Crew house & company man quarter’s #11-101296.

Item #	Unit #	Description

5	Rig 64	Draw works: Cabot 1200 w/Paramac V-80 dual aux brake, (2) Cat 3412 #4CR1477. Pump #1 Ideco 1600 #136 w/Cat 398 #35Z01183. Pump #2 MZ9 #18-0254 w/Cat 398 #66B866. Rotary is 27 1/2” continental Emsco, Swivel 400T National, block 400T Gardner Denver w/Wilson Hydra Hook. Has BOP Equipment, Generators house with (2) Cat Cl5 400KW #’s FSE00310 & FSE00311, Mud system, Drill Pipe & Collars. Has all accessories needed to drill. 2012 Ameritech Crew house & company man quarter’s #11-101298. Rig and all support equipment refurbished 2012.

6	Rig 75	Draw works: National 110 w/336 Eaton brake, (2) Cat 3412 #’s 81Z17730 & 81Z03732. Pump #1 Bomco 1600 Hp Triplex #Bl72006 w/Cat D3512 #24Z09366. Pump #2 Bomco 1600 HP w/Cat D3512 #24Z08925. Rotating Equipment 27 1/2” Table, National 400 Ton Swivel National 400 Ton Block, Has BOP Equipment, Generators house with (2) Cat 3412 #’s BLG02826 & TFT00398, Mud system, Drill Pipe & Collars. Has all accessories needed to drill.

8	Rig 87	Draw works: Oilwell 760 w/342 Parmac Aux Brake, (2) Cat 379 #D879BP, Pump #1 1300HP Ideco #186 w/Cat 3512, Pump #2 1300 HP Ideco #146 w/Cat 3512 #49Y00830, Rotary 27 1/2” Mid Continent, Swivel 400Ton Ideco, Block 250 ton National combo. Has BOP Equipment, Generators house with (2) Cat 3412 #81Z01705 (no tag 2 unit). Mud system, Drill Pipe & Collars. Has all accessories needed to drill.

9	Rig 1	Workover rig: Taylor 550, year 2009 Serial # RA532499, 104 Mast-250K lb pull. VIN# 1T95SD2319A5322499

10	Rig 2	Workover rig: Taylor 550, year 2009 Serial # RA532489, 104 Mast-250K lb pull. VIN# 1T95SD2399A532489

11	Rig 3	Workover rig: Taylor 550, year 2009 Serial # RA532486, 104 Mast-250K lb pull. VIN# 1T95SD2339A532486

12	Rig 4	Workover rig: Taylor 550, year 2009 Serial # RA532485, 104 Mast-250K lb pull. VIN# 1T95SC2350A532485

Item #	Unit #	Description

13	101	Spudder Rig #1: Atlas Copco RD20; Carrier: 1cydgv5845t046914, Unit: 6497. 600HP duplex pump w/Cat 398

14	102	Spudder Rig #2: Atlas Copco RD20; Carrier: 1cydgv5885t046916, Unit: 6977-600HP duplex pump w/Cat398

15	R1	Reversing Unit #1: PUMP -Model PE50, Ser. # 716730 w/Eng DW LS TT Ser. # 8FF7224. SWIVEL: 2.5/585 Ser. # S-150-H w/Eng Cummins B39TAAP110 Ser. # 46382749

16	R2	Reversing Unit #2: PUMP -Model HSTEEE, Ser. # 18028 w/Eng Cat C7 Ser. # JTF11068. SWIVEL: S85 Vin # 1M9GU14284D886001 w/Eng Cat C4.4 Ser#44602867

RIG 80
Draw works: National 80 1000HP w/ (2)Cat 379, Pump #1 Maxum 1300HP Triplex w/Cat D399, Pump #2 Maxum 1300HP w/Cat D399, Rotating Equipment Hacker 27 1/2”, Gardner Denver 300 Ton Swivel, 300Ton McKissik 250Ton Block w/250 Ton Web-Wilson Hydra Hook. Has BOP Equipment, Generators, Mud system, Drill Pipe & Collars.

Top Drives
Top Drive #1; FDS 150; Serial # TD-155, #HPU-155
Top Drive #4; Tesco 250 HMI; Serial # T24123-11, #T10917
Top Drive #2; Tesco 250 HMI; Serial # TD-131, #HPU-145
Top Drive #3; Tesco 250 HMI; Serial # TBU

Vehicles

Type	Manufacturer	Model #	Serial No./VIN No.	Year/Age	Miles
Truck	Ford	F150	1FTEX1CM2BFA49142	2011	35300
Truck	Ford	F150	1GCRKSE32BZ305997	2011	66219
Truck	Chevrolet	1500	1GCSKSE3XAZ240865	2010	91620
Truck	Chevrolet	1500 ILT	1GCRKSE36BZ292333	2011	68500
Truck	Chevrolet	1500 ILT	1GCSKSE31AZ107380	2011	66400
Truck	Chevrolet	1500 ILT	1GCSKSE37AZ280448	2011	90285
Truck	Chevrolet	1500 ILT	1GCSKSE39AZ265448	2011	120000
Truck	GMC	2500	1GT4K0B61AF104413	2010	197000
Truck	Ford	F450	1FDUF4GT1BEC19946	2011	86500
Truck	International	4200/Service Trk	1HTMPAFL37H527839	2007	174329
Truck	Ford	Lariat	1FTFW1ET4CFC11690	2012	35200
Truck	Ford	F150	1FTFW1CT4BFB23577	2011	100000

Type	Manufacturer	Model #	Serial No./VIN No.	Year/Age	Miles
Truck	Ford	F150	1FTEX1CM8CKD13716	2012	58500
Truck	Ford	F150	1FTEX1CM6CKD13715	2012	19300
Truck	GMC	C4500	1GDE4C1246F403217	2005	91300
Truck	Ford	F150	1FTEX1CM0CKD95277	2012	49574
Truck	Ford	F150	1FTEX1CMKD95279	2013	90000
Truck	Ford	F150	1FTEX1CMKD95280	2013	43000
Truck	Ford	F150	1FTEX1CMKD95278	2013	40500
Truck	Chevrolet	2500	1GC1CVCG3BF189051	2011	49500
Truck	Chevrolet	Silverado	1GCHK23K18F102311	2008	205888
Truck	Chevrolet	2500	1GC1CVCGXBF189449	2011	57000
Truck	Ford	F250	1FT7X2AT4CEB00222	2012	72000
Truck	Ford	F250	1FTSW21P56EA96735	2006	195000
Truck	Chevrolet	Silverado 3500	1GBJC34255E192748	2005	150000
Truck	Ford	Lariat	1FTSW2BR3AEA74029	2010	140500
Truck	Ford	F150	1FT7W2BT9BED02327	2011	20000
Truck	Ford	F250	1FT7X2ATSBEC57062	2011	31000
Truck	GMC	2500	1GT11ZCGSCF110994	2012	14000
Tractor	Mack	CH613	1M1AA18Y14N157286	2004
Truck	Chevrolet	1500	1GCRKSE37BZ306255	2011	69900
Truck	Ford	F450 (welder)	1FDUF4GT4BEC45831	2011	32153
Tractor	International	2574 Winch	1HSGGBGT9MH370030	1991
Truck	Ford	F450	1FDXW4HROAEA52705	2010	11000
Truck	Chevrolet	2500	3GCPKSE70DG115807	2013	6474
Tractor	Kenworth	Winch truck	1594435
Trailer	Terr	Crew/dog house	TT227972	2009
Trailer	Terr	Crew/dog house	TT227973	2009
Trailer	Terr	Crew/dog house	TT227974	2009
Trailer	Terr	Crew/dog house	TT227975	2009
Trailer		40’ Pipe Trailer	T1329491
Trailer		40’ Pipe Trailer	T1329490
Steam Cleaner		Trailer Steam Cleaner	T2E37249	2009
Power Washer		Trailer Mounted Power Washer	253972/16VNX12299	2012
Extenda Forklift	Skytrack	10054 10,000 lb	139068
Extenda Forklift	GEHL	RS8-42	RS842JW1215685	2005